UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SITE Centers Corp.
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Notice of 2025 Annual Meeting of Shareholders & Proxy Statement

SITE

Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2025 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	9:00 a.m. Eastern Time, Wednesday, May 14, 2025.

WHERE:	The Annual Meeting will be held in a virtual meeting format via live webcast at www.meetnow.global/MZR2P4U. You will not be able to physically attend the Annual Meeting in person.

ITEMS OF BUSINESS:

• Election of five Directors.

• Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

• Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

• Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	Shareholders of record at the close of business on March 17, 2025 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:	• Shareholders may request, complete, date and sign a proxy card and return it; or • Vote their shares by telephone or over the internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:

In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials by providing internet access to those documents, instead of mailing a printed copy of our proxy materials to each shareholder. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials, including the Proxy Statement and 2024 Annual Report, and vote online at www.investorvote.com/sitc, or alternatively, request a paper copy of the proxy materials, including a proxy card.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: April 2, 2025

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 14, 2025

2025 Proxy Statement Table of Contents

 PROXY STATEMENT SUMMARY

1. Proxy Statement Summary

This Proxy Statement Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

2025 Annual Meeting of Shareholders

Date and Time:	Wednesday, May 14, 2025 at 9:00 a.m. Eastern Time

Location:

SITE Centers Corp. (“we,” “our,” “us,” the “Company” or “SITE Centers”) will hold its 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting” or the “Annual Meeting”) in a virtual meeting format via the internet at www.meetnow.global/MZR2P4U. You will not be able to attend the Annual Meeting in person. For more information on how to attend and vote at the Annual Meeting, see “Frequently Asked Questions—How do I attend and vote at the virtual Annual Meeting?” on page 53 of this Proxy Statement.

Record Date:	March 17, 2025 (the “Record Date”)

Mail Date:

We began making our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Annual Report” or the “Annual Report”) available on or about April 2, 2025 to all shareholders of record entitled to vote.

Voting Matters and Board Recommendations

MATTER		PAGE	BOARD RECOMMENDATION

Proposal 1:	Election of five Directors	6	For each Director nominee

Proposal 2:	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	19	For

Proposal 3:	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	47	For

How to Vote

Shareholders of record (i.e., shareholders who own shares in their own name as reflected in the records of our transfer agent, Computershare Trust Company, N.A. (“Computershare”)) may vote their shares in any of the following ways:

By Internet: To submit a proxy over the internet, go to www.investorvote.com/sitc and follow the instructions on how to complete an electronic proxy. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

By Telephone: To submit a proxy by telephone, call toll free 1-800-652-8683. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

By Mail: If you received a full paper set of proxy materials, date and sign your proxy card and mail it in the enclosed, postage-paid envelope. You do not need to mail the proxy card if you are submitting your proxy by internet or telephone.

At the Meeting: To vote at the Annual Meeting, visit www.meetnow.global/MZR2P4U. You will need the control number that appears on your Notice of Internet Availability of Proxy Materials or proxy card.

SITE Centers Corp. ï 2025 Proxy Statement	1

 PROXY STATEMENT SUMMARY

Shareholders whose shares are held of record by a broker, bank, trust or other nominee may vote their shares by following the instructions provided by such broker, bank, trust or other nominee or at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, you must register in advance in order to vote electronically at the Annual Meeting. To register in advance, you must forward a legal proxy from your broker, bank, trust or other nominee holding your shares to Computershare at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Friday, May 9, 2025. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MZR2P4U and enter your control number.

Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

Internet Availability of Proxy Materials

The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and our 2024 Annual Report, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, on or about April 2, 2025, we are sending the Notice of Internet Availability of Proxy Materials to our shareholders of record as of the close of business on the Record Date. Shareholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct shareholders as to how they may access and review proxy materials on the internet. Shareholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials.

2025 Director Nominees

				CURRENT COMMITTEE MEMBERSHIPS

DIRECTOR NAME	AGE	SINCE	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND ESG

Gary N. Boston	56	2024	Yes	Chair	✔	✔

John M. Cattonar	43	2024	No

Cynthia Foster Curry	62	2024	Yes	✔	✔	Chair

David R. Lukes	55	2017	No

Dawn M. Sweeney*	65	2018	Yes	✔	Chair	✔

*	Chair of the Board

Our Board of Directors (the “Board”) strives to maintain an independent, balanced and diverse set of Directors that collectively possess the expertise to ensure effective oversight of management and the execution of the Company’s strategy. Two of our Director nominees are women and one of our Director nominees is a member of an underrepresented community, which the Company defines as someone who self-identifies as Black, African American, North African, Middle Eastern, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaskan Native, or a member of the LGBTQIA+ community. The average age of our Director nominees is 56 years and the average tenure of our Director nominees is 4 years.

2024 Performance Highlights

On October 30, 2023, the Company announced its strategy to spin off its portfolio of convenience retail properties into a new growth company called Curbline Properties Corp. (“Curbline Properties”). The announcement also outlined the Company’s plan to raise at least $300 million of proceeds from additional asset sales and to close on a mortgage financing facility prior to the separation of Curbline Properties to facilitate the spin-off. With these proceeds, the Company planned to capitalize Curbline Properties with at least $500 million in the form of a combination of cash and a preferred investment in the Company and to repay all of the Company’s unsecured indebtedness.

2	SITE Centers Corp. ï 2025 Proxy Statement

 PROXY STATEMENT SUMMARY

During 2024, the Company executed on this strategy, highlighted by the October 1, 2024 spin-off of Curbline Properties, the first publicly-traded real estate investment trust (“REIT”) exclusively focused on the convenience property sector. The total return of the Company’s common shares from the close of trading on October 27, 2023 (the last trading day before the announcement of the Company’s plan to spin-off Curbline Properties) through the close of trading on October 1, 2024 (including the market value of the common shares of Curbline Properties distributed to Company shareholders) was 45.8%, as compared to the 38.8% total return of the FTSE NAREIT Equity Shopping Centers Index during that period.

In preparation for the spin-off transaction, during the first nine months of 2024, the Company sold 40 wholly-owned properties and land parcels and two joint venture properties for gross proceeds of approximately $2.3 billion at the Company’s share, allowing it to capitalize Curbline Properties with $800 million of cash and no preferred investment, versus the original $500 million target. In order to help Curbline Properties scale more quickly, the Company also acquired 14 convenience properties during the first nine months of 2024 for an aggregate price of approximately $219 million and carved out convenience parcels from 26 of its large format shopping centers to include in the Curbline Properties portfolio.

The Company also repositioned its capital structure during the course of 2024 in order to provide appropriate leverage levels and liquidity following the separation of Curbline Properties. The Company used proceeds from asset sales and a $530 million mortgage facility that closed in August 2024 to redeem all of its remaining unsecured notes (approximately $1.2 billion), repay its $200 million term loan and terminate its $950 million revolving credit facility. In November 2024, the Company also used cash on hand to redeem all of its outstanding 6.375% Class A Cumulative Redeemable Preferred Shares. At December 31, 2024, the Company had consolidated indebtedness of approximately $306.8 million (none of which matures in 2025) and a cash balance of approximately $54.6 million.

Corporate Governance Highlights

We are committed to high standards of corporate governance, which we believe will ensure that the Company is managed for the benefit of our stakeholders. We monitor developments and best practices in corporate governance and consider feedback from shareholders when evaluating our governance, policies and structure.

Director Elections	• Annual election of all Directors • Majority voting for Directors in uncontested elections (subject to Director resignation policy)
Board Practices

• Separate independent Chair of the Board and Chief Executive Officer (“CEO”)

• Significant Board oversight of business strategy

• Regular executive sessions of independent Directors

• Annual executive officer succession planning discussions

• Anti-overboarding policy limiting service on other public company boards

• Mandatory Director retirement age (76 years)

• Annual Director review of enterprise risk assessment

• No ability to classify the Board without shareholder consent

Shareholder Rights

• Proxy access (3% ownership, 3 years, greater of 2 nominees or 20% of Board)

• Ability to amend Articles of Incorporation and Code of Regulations by majority vote

• Ability to call special meetings (25% of voting power)

• Ability to act by unanimous written consent

Other Policies	• Prohibition on pledging, hedging and other derivative transactions in Company securities by Directors and officers • Share ownership requirements for Directors

SITE Centers Corp. ï 2025 Proxy Statement	3

 PROXY STATEMENT SUMMARY

Compensation Practices

Historically, the Compensation Committee has overseen the design and administration of, and changes to, the Company’s executive compensation programs for all of the Company’s named executive officers. In 2024, our executive compensation program was aligned with the Company’s performance and the execution of its strategy, namely the spin-off of Curbline Properties. At the start of 2024, our CEO, Mr. Lukes, was a party to a September 2020 employment agreement, which agreement was extended by the Company and Mr. Lukes in July 2024 to operate until the completion of the spin-off. The majority of the targeted level of annualized compensation for Mr. Lukes under the September 2020 employment agreement was designed to be variable and “at risk” based on performance.

*

Includes the annualized grant date fair value of the service-based restricted share units (“RSUs”) awarded in connection with the execution of Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs granted to Mr. Lukes annually during the term of his employment agreement.

**	Annual incentive is shown at the target level. The annual incentive payout ranged from $0 (below threshold) to $2,250,000 (maximum).

In connection with the spin-off of Curbline Properties on October 1, 2024, the employment agreements governing the compensation of our CEO (Mr. Lukes), our former Chief Financial Officer (“CFO”) (Mr. Fennerty) and our Chief Investment Officer (“CIO”) (Mr. Cattonar) were transferred to a subsidiary of Curbline Properties. Following that date, pursuant to the terms of the Shared Services Agreement (defined below), Curbline Properties and its affiliates became responsible (1) for providing the Company with leadership and management services, including a CEO and a CIO, and (2) for making all compensation determinations for and payments to any CEO and CIO provided to the Company by Curbline Properties. Under this arrangement, since the spin-off of Curbline Properties, Messrs. Lukes and Cattonar have continued to serve as our CEO and CIO, respectively; however, they are no longer employed by the Company, and the Company is no longer obligated to provide any direct or indirect compensation for their service as our CEO or CIO. Further, Curbline Properties did not provide Messrs. Lukes and Cattonar with any additional or incremental compensation for their service to us as our CEO and CIO, respectively, during 2024. Mr. Fennerty ceased to serve as our CFO as of the effective time of the spin-off of Curbline Properties, and he is no longer employed by the Company or serving the Company in any capacity.

The Company continues to be responsible for the compensation of our named executive officers who are employed by the Company (namely our CFO, Mr. Morgan, and our General Counsel, Mr. Kitlowski), and the Compensation Committee continues to oversee the design and administration of, and changes to, the Company’s compensation programs with respect to these executives.

2024 Executive Compensation

The table below summarizes 2024 compensation awarded or paid by the Company to our named executive officers as reported in the 2024 Summary Compensation Table included in this Proxy Statement. Historically, our Compensation Committee has established both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. However, in recognition of the Company’s plan to consummate the spin-off of Curbline Properties and to sell a significant number of properties during the course of 2024, and the inability to forecast the timing and impact of these transactions on quantitative metrics, the Compensation Committee determined in January 2024 that payouts under the 2024 annual incentive compensation program would be based entirely on the Committee’s qualitative assessment of executive performance (subject to the terms set forth in each executive’s employment agreement).

4	SITE Centers Corp. ï 2025 Proxy Statement

 PROXY STATEMENT SUMMARY

On September 1, 2024, in preparation for the spin-off of Curbline Properties, the Company entered into assigned employment agreements with each of Messrs. Lukes, Fennerty and Cattonar. Among other things, the assigned employment agreements transferred the employment of each of these executives to a subsidiary of Curbline Properties and provided that the Company would pay a pro-rated portion of their annual cash incentive for 2024 based on the portion of the year occurring prior to the October 1, 2024 spin-off date (with Curbline Properties being responsible for all compensation payable to these executives under their employment agreements from and after October 1, 2024, including with respect to their annual cash incentive for the remaining portion of 2024).

Based on the Compensation Committee’s evaluation of the performance of these executives during the first nine months of 2024, including the Company’s achievements outlined in “2024 Performance Highlights” above, in September 2024, Messrs. Lukes, Fennerty and Cattonar received pro-rated incentive compensation payouts of $1,687,500, $675,000 and $562,500, respectively, which represented the maximum amount of the pro-rated annual incentive award opportunities provided by their employment agreements.

In August 2024, the Company entered into consulting and employment agreements with Mr. Morgan, who served as a consultant from September 16, 2024 until he became employed by the Company and was appointed (and succeeded Mr. Fennerty as) Executive Vice President (“EVP”) and CFO of the Company effective October 1, 2024. The Company also appointed Mr. Kitlowski, its EVP and General Counsel since 2017, as an executive officer effective October 1, 2024.

In February 2025, based on a qualitative assessment of their performance during 2024, the Compensation Committee approved incentive compensation payouts for Messrs. Morgan and Kitlowski of $87,500 and $675,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements (in the case of Mr. Morgan, pro-rated to reflect the portion of 2024 he was engaged or employed by the Company). Mr. Kitlowski also received a cash bonus of $225,000 in September 2024 in recognition of his contribution to the successful completion of the spin-off of Curbline Properties.

For more details on 2024 executive compensation, see the “Compensation Discussion and Analysis” section beginning on page 21 of this Proxy Statement and the 2024 Summary Compensation Table on page 34 of this Proxy Statement.

NAMED EXECUTIVE OFFICER	POSITION	SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL

David R. Lukes	President and CEO	$675,000	$1,687,500	$5,527,064	$0	$44,737	$7,934,301

Gerald R. Morgan	EVP and CFO	$125,000	$ 87,500	$ 0	$0	$ 0	$212,500

Conor M. Fennerty	Former EVP and CFO	$450,000	$ 675,000	$1,529,418	$0	$17,723	$2,672,141

John M. Cattonar	EVP and CIO	$375,000	$ 562,500	$1,232,791	$0	$12,016	$2,182,307

Aaron M. Kitlowski	EVP and GC	$445,962	$ 900,000	$1,432,897	$0	$36,158	$2,815,017
Christa A. Vesy	Former EVP and CAO	$80,369	$ 0	$ 0	$0	$19,234	$99,603

Historical Say-on-Pay Voting Results

Shareholders have continued to show strong support for our executive compensation programs with approximately 97%, 94% and 95% of votes cast for the approval of the “say-on-pay” proposals at our 2022, 2023 and 2024 Annual Meetings of Shareholders, respectively.

SITE Centers Corp. ï 2025 Proxy Statement	5

2. Proposal One: Election of Five Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the five Director nominees identified below. If any of the Director nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of our Board remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and ESG Committee.

BOARD RECOMMENDATION:

“FOR” ALL FIVE DIRECTOR NOMINEES

Director Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified. All nominees are currently serving as Directors. Mr. Lukes and Ms. Sweeney were elected by the shareholders at the 2024 Annual Meeting and Messrs. Boston and Cattonar and Ms. Foster Curry were recommended by the Nominating and ESG Committee for election as Directors during 2024 as described below in “-2024 Director Transition and Recruitment Process.”

GARY N. BOSTON

Senior Portfolio Manager (Retired), APG Asset Management

Background: Mr. Boston is a private investor and served as Portfolio Manager and Senior Portfolio Manager for the North and South American listed real estate securities portfolios of APG Asset Management, a leading global manager of pension assets, from 2005 and until his retirement in 2016. Prior to joining APG, Mr. Boston spent ten years as a senior analyst covering the U.S. REIT sector on research teams at Citigroup and PaineWebber, Inc. Since October 2022, Mr. Boston has served as Independent Director, and member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, of Terreno Realty Corporation, an industrial REIT. Mr. Boston also served as an Independent Director of Retail Value Inc. (“RVI”), a retail REIT, from 2018 until 2022. Mr. Boston holds a Bachelor of Arts from Duke University and a Masters of Business Administration from the Wharton School of Business.

Qualifications: Mr. Boston’s qualifications include his extensive experience with the retail REIT industry gained from having covered the real estate, REIT and retail sectors as a portfolio manager and research analyst at various investment banks, and his service on other public company boards.

DIRECTOR SINCE: 2024 AGE: 56 INDEPENDENT: YES COMMITTEES: • Audit (Chair) • Compensation • Nominating and ESG

6	SITE Centers Corp. ï 2025 Proxy Statement

JOHN M. CATTONAR

Executive Vice President and Chief Investment Officer, SITE Centers

Executive Vice President and Chief Investment Officer, Curbline Properties

Background: Mr. Cattonar has served as Executive Vice President and Chief Investment Officer of SITE Centers since 2021 and previously served as Senior Vice President of Investments of SITE Centers from 2017 to 2021. Prior to joining SITE Centers, Mr. Cattonar served as Vice President of Asset Management for Equity One Inc. (“Equity One”), an owner, developer and operator of shopping centers, from 2015 to 2017 and at Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 to 2015. Mr. Cattonar has also served as Executive Vice President and Chief Investment Officer of Curbline Properties since 2024. Mr. Cattonar earned a Master of Science in Real Estate Development from Columbia University and holds a Bachelor of Arts in Economics from the University of North Carolina at Chapel Hill.

Qualifications: Mr. Cattonar’s qualifications to serve on the Board include his position as a member of the Company’s senior management team, his significant experience in acquiring and disposing of retail real estate and his familiarity with investors who may be interested in acquiring properties similar to those owned by the Company.

DIRECTOR SINCE: 2024 AGE: 43 INDEPENDENT: NO

CYNTHIA FOSTER CURRY

President of U.S. Brokerage (Retired), Colliers International

Background: Ms. Foster Curry served as the Chief Revenue Officer of LEX-Markets, a commercial real estate marketplace that takes commercial buildings public through single-asset initial public offerings, from January 2021 to January 2022. Ms. Foster Curry served as President of U.S. Brokerage at Colliers International from January 2015 to January 2021. Prior to joining Colliers, Ms. Foster Curry served as Executive Managing Director at Cushman & Wakefield Inc. from June 2001 to January 2015. Ms. Foster Curry has served as an Independent Director and member of the Audit Committee of InPoint Commercial Real Estate Income, Inc., a diversified REIT, since October 2016, and as an Independent Director and member of the Audit Committee and Compensation Committee of Avison Young, a global real estate services firm, since March 2024. Ms. Foster Curry was formerly a Trustee of the Urban Land Institute. Ms. Foster Curry also serves as a member of the Board of Trustees of the Hospital for Special Surgery and the Museum for the City of New York. Ms. Foster Curry holds a Bachelor of Arts in the History of Science from Skidmore College and a Masters of Business Administration from Harvard University.

Qualifications: Ms. Foster Curry’s qualifications to serve on the Board include her extensive career in commercial real estate transactions, including brokerage, portfolio and large asset sales, financings, restructurings and mergers and acquisitions advisory roles, as well as her service on other public company boards.

DIRECTOR SINCE: 2024 AGE: 62 INDEPENDENT: YES COMMITTEES: • Audit • Compensation • Nominating and ESG (Chair)

SITE Centers Corp. ï 2025 Proxy Statement	7

DAVID R. LUKES

President and Chief Executive Officer, SITE Centers

President and Chief Executive Officer, Curbline Properties

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes previously served as Chief Executive Officer of Equity One, as well as a member of Equity One’s Board of Directors, from 2014 until 2017. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Seritage Realty Trust from 2012 through 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes has also served as President, Chief Executive Officer and Director of Curbline Properties since 2024. Mr. Lukes also serves as President, Chief Executive Officer and Director of RVI, which previously owned and operated shopping centers located in the continental U.S. and is managed by SITE Centers. In 2022, RVI delisted from the New York Stock Exchange (“NYSE”), sold its last asset and filed a certificate of corporate dissolution. Furthermore, Mr. Lukes serves as a Director and member of the Strategy and Investment Committee of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region, the shares of which are traded on the Nasdaq Helsinki stock exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University. Mr. Lukes also serves as a member of the Advisory Board of Governors of NAREIT.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his experiences as chief executive and director of other shopping center owners and operators, his familiarity with the REIT industry and his extensive expertise and experience in retail real estate development and operations.

DIRECTOR SINCE: 2017 AGE: 55 INDEPENDENT: NO

DAWN M. SWEENEY

Chair of the Board, SITE Centers

Advisor and Principal, New England Consulting Group (marketing management consulting)

Background: Ms. Sweeney has served as an advisor and principal of the New England Consulting Group since 2020, focusing on the group’s restaurant and association practices. She has also served as a strategic partner with JLL since 2022 as part of the Non-Profit and Association practice group. Additionally, she serves as an Executive in Residence at The Georgetown University’s McDonough School of Business. Ms. Sweeney served as the President and Chief Executive Officer of the National Restaurant Association, the chief business and national trade association for the restaurant and foodservice industry, from 2007 until her retirement at the end of 2019. Since December 2024, Ms. Sweeney has served as an Independent Director and chair of the Governance and Compensation Committee of FLUENT Corp. (formerly known as Cansortium Inc.), a company listed on the Canadian Securities Exchange. Ms. Sweeney previously served as an Independent Director, chair of the Compensation, Nominating and Governance Committee and member of the Audit Committee of RIV Capital from September 2022 until its merger with FLUENT Corp. in December 2024. Ms. Sweeney also serves as chair of the board of directors of MedStar’s National Medical Rehabilitation Hospital and as a board member of The Arc Foundation, an organization devoted to advancing the rights and opportunities of individuals with development and intellectual disabilities. Ms. Sweeney earned a Bachelor of Science in Government from Colby College and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience and her success in building revenues, improving organizational culture and sustaining organizational growth. Additionally, she is recognized as a leader in the restaurant and foodservice industry.

DIRECTOR SINCE: 2018 AGE: 65 INDEPENDENT: YES COMMITTEES: • Audit • Compensation (Chair) • Nominating and ESG

8	SITE Centers Corp. ï 2025 Proxy Statement

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto pursuant to which Mr. Otto and certain members of his family (collectively, the “Otto Family”) purchased common shares of the Company. In connection with this transaction, we also entered into an investor rights agreement with Mr. Otto under which he had a right to nominate an individual for election to our Board depending on the Otto Family’s level of ownership in the Company. Specifically, if the Otto Family beneficially owned more than 7.5% of our outstanding common shares as of the record date for the applicable meeting of shareholders, our Board was obligated to nominate one person recommended by the Otto Family who was suitable to us to become a member of our Board.

In accordance with the investor rights agreement, Mr. Otto was nominated and elected as Director at the 2024 Annual Meeting of Shareholders and served as a Director until September 30, 2024, when he resigned and joined the board of directors of Curbline Properties. In December 2024, the Otto Family notified the Company that its ownership of our outstanding common shares had fallen below 7.5%, thereby immediately terminating the Otto Family’s right under the investor rights agreement to nominate an individual for election to our Board at the Annual Meeting.

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2024 (except for Messrs. Lukes and Cattonar) were, and all Directors nominated by the Board for election in 2025 (except for Messrs. Lukes and Cattonar) are, independent within the meaning of the rules of the NYSE and, as applicable, the rules of the SEC, including with respect to the applicable Director’s service on the Compensation Committee and/or the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or Director nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or Director nominee has with us (either directly or indirectly), and only those Directors or Director nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

Director Qualifications and Review of Director Nominees

The Nominating and ESG Committee periodically reviews the composition of our Board as a whole and recommends, if necessary, actions to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and ESG Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and ESG Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and ESG Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and ESG Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and ESG Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Corporate Secretary at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and ESG Committee has not established specific minimum qualifications

SITE Centers Corp. ï 2025 Proxy Statement	9

that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and ESG Committee considers those guidelines described above. The Nominating and ESG Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors. The Nominating and ESG Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

2024 Director Transition and Recruitment Process

In connection with the spin-off of Curbline Properties, on September 30, 2024, six of the Company’s seven then current independent Directors (namely Messrs. Ahern, MacFarlane, Otto and Sholem and Mses. Abraham and DeFlorio) resigned from the Board in order to join the board of directors of Curbline Properties. In anticipation of this transition, Messrs. Ahern and Lukes and members of the Nominating and ESG Committee held extensive discussions during 2024 regarding the appropriate size and composition of the Board following the separation of Curbline Properties. Ms. Sweeney was identified at the outset of these conversations as a strong candidate to serve as the Chair of the Board following the spin-off of Curbline Properties based on her leadership skills and familiarity with the Company and its go-forward strategy. Messrs. Ahern and Lukes and Ms. Sweeney also agreed that a Board comprised of five Directors, including three independent Directors, could efficiently and effectively provide oversight of a company with a smaller portfolio and a focused strategy to realize value through operations and the potential sale of additional properties.

Messrs. Ahern and Lukes and Ms. Sweeney then worked to identify two additional independent Directors to join the Board upon completion of the separation of Curbline Properties, placing an emphasis on candidates with backgrounds that would fulfill the needs of the Board and complement the Company’s strategy. Following the consideration and interview of several candidates, Messrs. Ahern and Lukes, Ms. Sweeney and members of the Nominating and ESG Committee recommended that the Board elect Mr. Boston and Ms. Foster Curry upon the completion of the spin-off. In particular, Mr. Boston was recommended because of his perspective as a REIT investor, his demonstrated ability to effectively chair an audit committee and his experience as a director of RVI, a prior spin-off of the Company that sold its final asset and filed a certificate of dissolution in 2022. Ms. Foster Curry was selected because of her ability to leverage her extensive experience in the brokerage, sale and financing of commercial real estate transactions to assist the Board’s oversight in connection with any additional property sales recommended by management. Finally, Mr. Lukes recommended that the Board elect Mr. Cattonar as a director based on his familiarity with the Company’s properties, his significant experience in acquiring and disposing of retail real estate and his familiarity with investors who might be interested in acquiring properties similar to those owned by the Company.

Proxy Access

Our Code of Regulations provides proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

•	have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•

provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall such maximum number be less than two.

10	SITE Centers Corp. ï 2025 Proxy Statement

Majority Vote Standard

Consistent with best corporate governance practices, the Articles of Incorporation provide for a majority vote standard in uncontested elections (subject to the Director resignation policy set forth in our Corporate Governance Guidelines) and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director nominee’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director nominee. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

SITE Centers Corp. ï 2025 Proxy Statement	11

3. Board Governance

Board Leadership

Ms. Sweeney serves as Chair of the Board. The position of Chair of the Board is a non-executive officer position and is expected to be held by a non-management, independent Director. The Chair of the Board has the following responsibilities, among others as may be determined by our Board:

•	Ensure that our Board fulfills its oversight and governance responsibilities;

•	Consult and advise on any operational matters as requested by our CEO;

•	Serve as liaison between the Company’s management and the non-management Directors;

•	Coordinate the Board’s review of, and input on, the Company’s strategic plan;

•	Assist the Nominating and ESG Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;

•	Preside over meetings of our shareholders if the President is unavailable; and

•	Provide leadership to our Board and set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chair of the Board, separate from our CEO, recognizes the time, effort and commitment that our CEO is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chair of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s strategy.

Meetings of Our Board

During the fiscal year ended December 31, 2024, our Board held six meetings and undertook twenty-six written actions. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board that were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our then current Directors nominated for election virtually attended the Annual Meeting of Shareholders in May 2024. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chair of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management Directors who are not independent.

12	SITE Centers Corp. ï 2025 Proxy Statement

Committees of Our Board

During 2024, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and ESG Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.sitecenters.com, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and ESG Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

Audit Committee

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; the assessment and management of enterprise risk; and management’s initiatives and practices with respect to information technology and cybersecurity. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the current members of the Audit Committee are, and each other member that served during 2024 was, independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee. Our Board has determined that each current member of the Audit Committee is, and each other member that served on the Audit Committee in 2024 was, an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws other than Ms. Abraham, who otherwise met audit committee financial literacy requirements.

Meetings: The Audit Committee held seven meetings in 2024.

Members:

• Mr. Boston (Chair) (commencing October 1, 2024)

• Ms. Foster Curry (commencing October 1, 2024)

• Ms. Sweeney

• Ms. DeFlorio (through September 30, 2024)

• Mr. Ahern (through September 30, 2024)

• Ms. Abraham (through September 30, 2024)

Compensation Committee

Responsibilities: The Compensation Committee: reviews and approves compensation for the executive officers employed by the Company; reviews and recommends to our Board compensation for Directors; oversees the Company’s equity compensation and executive benefit plans; and reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. Historically, the Compensation Committee has engaged a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers, including certain equity award grant authority subject to the requirements of applicable law and the terms of our equity plan.

Independence: Our Board has determined that each current member of the Compensation Committee is, and each other member that served on the Compensation Committee during 2024 was, independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee.

Meetings: The Compensation Committee held eight meetings and took written action on eight occasions in 2024.

Members:

• Ms. Sweeney (Chair)

• Mr. Boston (commencing October 1, 2024)

• Ms. Foster Curry (commencing October 1, 2024)

• Mr. Ahern (through September 30, 2024)

• Ms. DeFlorio (through September 30, 2024)

SITE Centers Corp. ï 2025 Proxy Statement	13

Nominating and ESG Committee

Responsibilities: The Nominating and ESG Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; receives periodic reports from management on our ESG initiatives and related topics; reviews and makes recommendations regarding any waivers under our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: Our Board has determined that each current member of the Nominating and ESG Committee is, and each other member that served on the Nominating and ESG Committee in 2024 was, independent as defined in the NYSE listing standards.

Meetings: The Nominating and ESG Committee held four meetings in 2024.

Members:

• Ms. Foster Curry (Chair) (commencing October 1, 2024)

• Mr. Boston (commencing October 1, 2024)

• Ms. Sweeney (commencing October 1, 2024)

• Mr. MacFarlane (through September 30, 2024)

• Ms. Abraham (through September 30, 2024)

• Mr. Sholem (through September 30, 2024)

Dividend Declaration Committee

Responsibilities: As authorized by the Board, the Dividend Declaration Committee determined if and when we declared dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee did not meet during 2024. The Dividend Declaration Committee took written action on three occasions in 2024.

Dissolution: In November 2024, the Board eliminated the Dividend Declaration Committee in light of the reduced size of the Board and the redemption of all of the Company’s outstanding preferred shares.

Members: • Mr. Lukes (Chair) (through November 14, 2024) • Ms. Sweeney (from October 1, 2024 to November 14, 2024) • Mr. Ahern (through September 30, 2024)

Pricing Committee

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) was authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee did not meet or take written action in 2024.

Dissolution: In November 2024, the Board eliminated the Pricing Committee in light of the reduced size of the Board.

Members: • Mr. Lukes (Chair) (through November 14, 2024) • Mr. Ahern (through September 30, 2024) • Ms. DeFlorio (through September 30, 2024)

Risk Oversight

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with

14	SITE Centers Corp. ï 2025 Proxy Statement

respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal control over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee periodically reports to the Board with respect to its oversight of these areas. As the size of our Board has decreased, enterprise risks are increasingly identified and directly discussed with the full Board as well.

Compensation of Directors

In connection with the spin-off of Curbline Properties on October 1, 2024, most of our then-current independent Directors transitioned to Curbline Properties’ board of directors, and two new independent Directors were elected to our Board, along with the election of Mr. Cattonar to our Board. Upon the completion of the spin-off, our Director compensation program was modified to reflect the reduced size of the Company’s operations and its post-spin-off strategy, while continuing to align the interests of our non-management Directors and our shareholders through a combination of cash and equity.

The discussion below describes the key terms of our non-management Director compensation program before and after the spin-off of Curbline Properties. Each non-management Director’s cash compensation was pro-rated based on his or her period of service under the applicable program during 2024, and only Ms. Sweeney was subject to both the pre- and post-spin-off non-management Director compensation programs.

Pre-Spin-Off Director Compensation Program — January 1, 2024 through September 30, 2024

From January 1, 2024 through September 30, 2024, our pre-spin-off non-management Directors were compensated in the form of an annual cash retainer and an annual equity retainer. The equity retainer was payable in a combination of a fixed-dollar grant and a fixed-share grant as summarized below. The pre-spin-off Director compensation program was based on a value of the Company’s common shares when the program was originally adopted in May 2022, and was designed to provide independent Directors with target compensation of $175,000 per year before payment of additional fees for serving as Chair of the Board or chair or member of the Board’s committees.

COMPONENT	ANNUAL AMOUNT	PAYABLE

Annual Fixed-Dollar Stock Retainer	Equal in value to $60,000	Quarterly in common shares

Annual Fixed-Share Stock Retainer	3,800 common shares	Quarterly in common shares

Annual Cash Retainer	$60,000	Quarterly in cash or common shares, at the Director’s election

The pre-spin-off non-management Directors were also paid fees for service on certain committees as set forth below and for service as the Chair of the Board. The Director who served as the Chair of the Board received an annual fee of $100,000 in addition to the fees paid to all non-management Directors (pro-rated for service in 2024). Fees were paid to committee members, the respective committee chairs and the Chair of the Board in quarterly installments in the form of cash or common shares, at the Director’s election. Each Director was also reimbursed for expenses incurred in attending in-person meetings.

	ADDITIONAL ANNUAL FEE

COMMITTEE	CHAIR ($)	OTHER MEMBER ($)

Audit Committee	40,000	25,000

Compensation Committee	40,000	25,000

Nominating and ESG Committee	30,000	20,000

Dividend Declaration Committee	—	—

Pricing Committee	—	—

Post-Spin-Off Director Compensation Program — Beginning October 1, 2024

Beginning on October 1, 2024, our post-spin-off non-management Directors are compensated in the form of an annual cash retainer and an upfront RSU retainer which generally vests over a three-year period, as shown below, subject to the cash payment of dividend equivalents on a current basis. In this way, our current, post-spin-off Director compensation program is designed to provide independent Directors with target compensation of $160,000 per year before payment of fees for serving as Chair of the Board or chair or member of the Board’s committees.

SITE Centers Corp. ï 2025 Proxy Statement	15

COMPONENT	ANNUAL AMOUNT	PAYABLE

RSU Retainer	$300,000 upon initial appointment	Generally vests $100,000, $100,000 and $100,000 on the first, second and third anniversaries of the grant date

Annual Cash Retainer	$60,000	Paid quarterly

Non-management Directors are also paid fees for service on certain committees as set forth below and for service as the Chair of the Board. The Director who serves as the Chair of the Board receives an annual fee of $50,000 in addition to the fees paid to all non-management Directors. Fees are paid to committee members, the respective committee chairs and the Chair of the Board in quarterly installments in the form of cash. Each Director is also reimbursed for expenses incurred in attending in-person meetings.

	ADDITIONAL ANNUAL FEE

COMMITTEE	CHAIR ($)	OTHER MEMBER ($)

Audit Committee	25,000	12,500

Compensation Committee	15,000	7,500

Nominating and ESG Committee	15,000	7,500

2024 Director Compensation

In accordance with the compensation programs described above, our non-management Directors received the following compensation during 2024:

DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)

Terrance R. Ahern(2)	196,875	86,758	283,633

Linda B. Abraham(2)(3)	91,884	86,758	178,642

Gary N. Boston(4)	25,000	300,700	325,700

Cynthia Foster Curry(4)	23,750	300,700	324,450

Jane E. DeFlorio(2)	109,375	86,758	196,133

Victor B. MacFarlane(2)	78,750	86,758	165,508

Alexander Otto(2)	52,500	86,758	139,258

Barry Sholem(2)	70,000	86,758	156,758

Dawn M. Sweeney(3)	132,500	387,458	519,958

(1)

The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of stock awards granted during the year as follows:

•

for each of Messrs. Ahern, MacFarlane, Otto and Sholem and Mses. Abraham and DeFlorio and Sweeney, the amounts reflect the grant date fair value of stock awards granted for the first three quarters of 2024 to each of the non-management Directors, based upon the closing price of our common shares on the dates of grant. The grant date fair values of the quarterly stock awards made to each of these Directors in 2024 were as follows: $14.31 on February 15, 2024 (1,999 shares); $14.20 on May 15, 2024 (2,007 shares); and $15.42 on August 15, 2024 (1,923 shares); and

•

for each of Mr. Boston and Mses. Foster Curry and Sweeney, the amounts reflect the grant date fair value of RSU awards granted in October 2024, which generally vest in equal installments on the first, second and third anniversary of the date of grant (subject to the cash payment of dividend equivalents on a current basis), based upon the closing price of our common shares on the date of grant ($17.24 on October 15, 2024).

(2)

Messrs. Ahern, MacFarlane, Otto and Sholem and Mses. Abraham and DeFlorio resigned from the Board effective September 30, 2024, in connection with the completion of the spin-off of Curbline Properties. Their cash compensation was pro-rated to reflect their period of service on the Board during 2024.

(3)

The stock award listed for Ms. Sweeney and the cash and stock awards listed for Ms. Abraham for February 15, 2024 were deferred into the Director’s Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

(4)	Mr. Boston and Ms. Foster Curry joined the Board on October 1, 2024. Their cash compensation was pro-rated to reflect their period of service on the Board during 2024.

16	SITE Centers Corp. ï 2025 Proxy Statement

Directors’ Deferred Compensation Plan
On March 22, 2024, in preparation for the
spin-off
of Curbline Properties, the Directors’ Deferred Compensation Plan was terminated and, pursuant to its terms, the remaining account balances will be distributed to participants between March 23, 2025 and June 30, 2025 (to the extent not already distributed in accordance with the participants’ prior elections).
Prior to the termination of the Directors’ Deferred Compensation Plan, non-management
Directors had the right to defer the receipt of all or a portion of their fees pursuant to the terms of the plan. Participants’ contributions to the Directors’ Deferred Compensation Plan were converted to units at the time they were made, based on the market value of our common shares on the date of contribution, so that each unit was the economic equivalent of one common share, but without voting rights. Settlement of units is made in cash, Company common shares, or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made (or, if earlier, upon liquidation following termination of the plan). Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. The Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company, and we established a “rabbi” trust, which holds a number of our common shares, to help satisfy our payment obligations under the plan. In general, Company common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets remaining in the rabbi trust are available to general creditors of the Company.
Because the August 2024 reverse stock split (the “Reverse Stock Split”) occurred prior to the full liquidation of the Directors’ Deferred Compensation Plan, the number of units then held by each participant under the Directors’ Deferred Compensation Plan was adjusted to reflect the
1-for-4
ratio used in the Reverse Stock Split. Further, in connection with equitable adjustments to outstanding equity awards that were approved in connection with the spin-off
of Curbline Properties in October 2024, the number of units then held by each participant under the Directors’ Deferred Compensation Plan was increased to reflect substantially the value of the distribution of shares of Curbline Properties common stock in the spin-off
(as holders of such units did not receive any shares of Curbline Properties common stock in the spin-off),
and their units remain denominated in Company common shares. As of December 31, 2024, Ms. Sweeney held 46,373 units under the Directors’ Deferred Compensation Plan valued at $709,056 based on the closing price of our common shares on December 31, 2024 of $15.29 per common share.
Director Stock Ownership Guidelines
Each
non-management
Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a Director (in other words, $300,000 worth of shares). This ownership requirement generally must be met no later than the fifth anniversary of the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-management
Directors in order to align the interests of our
non-management
Directors with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and ESG Committee, each non-management
Director is required to retain at least 50% of the common shares and common share equivalents received by the Director as compensation until such time as the minimum share ownership requirement has been satisfied. RSUs and common share units acquired by Directors under our Directors Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2024.
Insider Trading Policy
The Company has adopted a Policy on Insider Trading (the “Insider Trading Policy”) governing the purchase, sale or other disposition of the Company’s securities by directors, officers, employees and certain of their related persons in order to promote compliance with insider trading laws, rules and regulations. In general, the Insider Trading Policy prohibits trading in Company securities, or in the securities of any other publicly-held company, by the Company’s directors, officers, employees and certain of their related persons at any time when they are in possession of material nonpublic information regarding the issuer of such securities. To help prevent violations of insider trading rules, the Insider Trading Policy requires all directors and officers at or above the level of senior vice president or an equivalent position to pre-clear
all transactions in Company securities (and the adoption, amendment or termination of any
10b5-1
trading plan) with the Company’s General Counsel or Corporate Compliance Officer. The Insider Trading Policy also imposes quarterly trading blackout periods which commence at the end of each fiscal quarter or year and expire at the close of business on the first business day following the release of financial results for such period.

SITE Centers Corp. ï 2025 Proxy Statement	17

Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2025, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

DIRECTORS AND MANAGEMENT	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(6)

Gary N. Boston	254	(1)	*

John M. Cattonar	0		*

Cynthia Foster Curry	0	(1)	*

David R. Lukes	0		*

Dawn M. Sweeney	4,150	(1)(2)	*

Aaron M. Kitlowski	5,761	(3)	*

Gerald R. Morgan	0		*

Conor M. Fennerty	15,208	(4)	*

Christa A. Vesy	18,674	(5)	*

All Current Executive Officers and Directors as a Group (7 persons)	10,165		*

*	Less than 1%

(1)

Does not include 17,442 RSUs credited to each of the accounts of our independent Directors which will vest in future periods pursuant to their terms. Each RSU is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)

Does not include 46,373 stock units credited to the account of Ms. Sweeney pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share but does not confer current dispositive or voting control of any common shares.

(3)

Does not include 114,067 RSUs credited to the account of Mr. Kitlowski which will vest in future periods pursuant to their terms. Each RSU is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(4)

Beneficial ownership information for Mr. Fennerty is provided as of September 30, 2024, his last date of service as an executive officer of the Company, based on his Form 4 filing with the SEC on September 17, 2024 (as reduced to reflect the subsequent adjustment of 25,553 RSUs held by Mr. Fennerty on September 30, 2024 into RSUs of Curbline Properties).

(5)

Beneficial ownership information for Ms. Vesy is provided as of March 8, 2024, her last date of service as an executive officer of the Company, based on her Form 4 filing with the SEC on February 26, 2024 (as reduced to reflect Ms. Vesy’s forfeiture of 10,495 RSUs upon her voluntary resignation in March 2024).

(6)	Percentages are calculated based on 52,430,425 of our common shares outstanding as of February 21, 2025.

18	SITE Centers Corp. ï 2025 Proxy Statement

4. Proposal Two: Approval, on an Advisory

Basis, of the Compensation of the

Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” compensation tables and related narratives and descriptions of our Proxy Statement for the 2025 Annual Meeting of Shareholders, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”). The next vote on the frequency of our Say-on-Pay vote is expected to take place at our 2029 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to actual performance. Historically, at-risk elements such as annual incentives and long-term equity incentives comprised a significant portion of our overall executive remuneration. For these incentive plans, we historically established goals and objectives so that the level of compensation received appropriately corresponded to the executives’ contributions to the Company’s achievements. In addition, the vesting requirements of service-based RSU awards were historically designed to encourage the retention of our named executive officers and the creation of shareholder value.

In January 2024, in recognition of the Company’s plan to consummate the spin-off of Curbline Properties and to sell a significant number of properties during the course of 2024, and the inability to forecast the timing and impact of these transactions on quantitative metrics, our Compensation Committee determined that our named executive officers’ annual incentive award payouts for 2024 would be based entirely on the Compensation Committee’s qualitative assessment of individual performance. We believe you should vote “FOR” the 2024 compensation of our named executive officers because it was aligned with our actual 2024 performance and appropriately reflects the Company’s achievements resulting from their leadership, including the consummation of the spin-off of Curbline Properties.

SITE Centers Corp. ï 2025 Proxy Statement	19

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Proxy Statement for the 2025 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee Dawn M. Sweeney, Chair Gary N. Boston Cynthia Foster Curry

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2024 were Terrance R. Ahern (January 1, 2024 through September 30, 2024), Gary N. Boston (October 1, 2024 through December 31, 2024), Jane E. DeFlorio (January 1, 2024 through September 30, 2024), Cynthia Foster Curry (October 1, 2024 through December 31, 2024) and Dawn M. Sweeney (January 1, 2024 through December 31, 2024). None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of the members of our Compensation Committee at the same time serves or served as an executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

20	SITE Centers Corp. ï 2025 Proxy Statement

5. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain our compensation arrangements with our executive officers who constitute our named executive officers for 2024 and provide a review of decisions made with respect to the Company’s 2024 named executive officer compensation program, including in the context of the spin-off of Curbline Properties. Our goal in this section is to present a comprehensive picture, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our named executive officers, including the CEO and the other executive officers named in the “2024 Summary Compensation Table” below. We refer to the executive officers included in that table, namely Mr. Lukes (our President and CEO), Mr. Morgan (our EVP and CFO), Mr. Fennerty (our former EVP and CFO), Mr. Cattonar (our EVP and CIO), Mr. Kitlowski (our EVP and General Counsel) and Ms. Vesy (our former EVP and Chief Accounting Officer (“CAO”)), as our “named executive officers.”

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. Except as otherwise described below, all principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Executive Summary

2024 Performance Highlights

On October 30, 2023, the Company announced its strategy to spin off Curbline Properties. The announcement also outlined the Company’s plan to raise at least $300 million of proceeds from additional asset sales and to close on a mortgage financing facility prior to the separation of Curbline Properties to facilitate the spin-off. With these proceeds, the Company planned to capitalize Curbline Properties with at least $500 million in the form of a combination of cash and a preferred investment in the Company and to repay all of the Company’s unsecured indebtedness.

During 2024, the Company executed on this strategy, highlighted by the October 1, 2024 spin-off of Curbline Properties, the first publicly-traded REIT exclusively focused on the convenience property sector. The total return of the Company’s common shares from the close of trading on October 27, 2023 (the last trading day before the announcement of the Company’s plan to spin-off Curbline Properties) through the close of trading on October 1, 2024 (including the market value of the common shares of Curbline Properties distributed to Company shareholders on October 1, 2024) was 45.8%, as compared to the 38.8% total return of the FTSE NAREIT Equity Shopping Centers Index during that period.

In preparation for the spin-off transaction, during the first nine months of 2024, the Company sold 40 wholly-owned properties and land parcels and two joint venture properties for gross proceeds of approximately $2.3 billion at the Company’s share, allowing it to capitalize Curbline Properties with $800 million of cash and no preferred investment, versus the original $500 million target. In order to help Curbline Properties scale more quickly, the Company also acquired 14 convenience properties during the first nine months of 2024 for an aggregate price of approximately $219 million and carved out convenience parcels from 26 of its large format shopping centers to include in the Curbline Properties portfolio.

The Company also repositioned its capital structure during the course of 2024 in order to provide appropriate leverage levels and liquidity following the separation of Curbline Properties. The Company used proceeds from asset sales and a $530 million mortgage facility that closed in August 2024 to redeem all of its remaining unsecured notes (approximately $1.2 billion), repay its $200 million term loan and terminate its $950 million revolving credit facility. In November 2024, the Company also used cash on hand to redeem all of its outstanding 6.375% Class A Cumulative Redeemable Preferred Shares. At December 31, 2024, the Company had consolidated indebtedness of approximately $306.8 million (none of which matures in 2025) and a cash balance of approximately $54.6 million.

As further described below, the execution in 2024 of the strategy announced by the Company in October 2023 was a substantial factor considered by the Committee in structuring the 2024 annual incentive compensation program to be based entirely on the Committee’s qualitative determination of performance and in ultimately determining the level of incentive payouts awarded to the Company’s named executive officers for the year.

SITE Centers Corp. ï 2025 Proxy Statement	21

2024 Compensation Program Highlights

2024 was a transformative and transitional year for the Company, which was reflected in our 2024 executive compensation programs and practices. Notable highlights include:

•

Use of Qualitative Evaluation in Annual Incentive Compensation Program. Historically, the Committee has established both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. However, in recognition of the Company’s plan to consummate the spin-off of Curbline Properties and the sale of a significant number of properties during the course of 2024, and the inability to forecast the timing and impact of these transactions on quantitative metrics, the Committee determined in January 2024 that payouts under the 2024 annual incentive compensation program would be based entirely on the Committee’s qualitative assessment of executive performance (subject to the terms set forth in each executive’s employment agreement).

•

Extension of Mr. Lukes’ Employment Agreement. In preparation for spin-off of Curbline Properties, in July 2024, the Company entered into a new employment agreement with Mr. Lukes (the “2024 CEO Employment Agreement”) that effectively extended the term of his September 2020 employment agreement with the Company (the “2020 CEO Employment Agreement”) until the date of the spin-off of Curbline Properties, and provided the terms on which Curbline Properties would employ Mr. Lukes as its chief executive officer following the consummation of the spin-off. All compensation paid by the Company to Mr. Lukes was paid pursuant to the substantive terms of 2020 CEO Employment Agreement, and all compensation paid pursuant to the substantive terms of the 2024 CEO Employment Agreement was (or is expected to be) paid by Curbline Properties.

•

Assignment of Employment Agreements to Curbline Properties. On September 1, 2024, in preparation for the spin-off of Curbline Properties, the Company entered into assigned employment agreements with each of Messrs. Lukes, Fennerty and Cattonar. Among other things, the assigned employment agreements transferred the employment of each of these executives to a subsidiary of Curbline Properties and provided that the Company would pay a pro-rated portion of their annual cash incentive for 2024 based on the portion of the year occurring prior to the October 1, 2024 spin-off date (with Curbline Properties being responsible for all compensation payable to these executives under their employment agreements from and after October 1, 2024, including with respect to their annual cash incentive for the remaining portion of 2024). More information can be found in the section below entitled “Compensation Program Design – Structure and Principal Elements of our Executive Compensation Program.”

•

New Employment Agreements. In August and September 2024, the Company entered into employment and consulting agreements with Mr. Morgan, who served as a consultant from September 16, 2024 until he was employed (and appointed to succeed Mr. Fennerty) as our EVP and CFO effective October 1, 2024. In April 2024, the Company also entered into a new employment agreement with Mr. Kitlowski, our EVP and General Counsel, in order to replace his prior employment agreement that was scheduled to expire in September 2024. More information is provided in the sections below entitled “Compensation Program Design – Structure and Principal Elements of our Executive Compensation Program” and “Executive Compensation Tables and Related Disclosure – Employment Agreements.”

•

Adjustments to Equity Compensation Awards. In connection with the Reverse Stock Split in August 2024, and the spin-off of Curbline Properties in October 2024, the Committee approved certain equitable adjustments to outstanding RSUs, PRSUs and stock options. These adjustments were designed generally to mitigate the dilutive impact of these transactions on the value of outstanding awards and, to best incentivize future performance, concentrate the value of the adjusted awards in the common stock of the company employing the applicable executive following the completion of the spin-off. Consequently, in connection with the spin-off, awards held by Messrs. Lukes, Fennerty and Cattonar were adjusted into awards denominated in shares of Curbline Properties stock, and they no longer hold awards denominated in Company common shares. These equitable adjustments are described in greater detail in the section below entitled “2024 Compensation Program – Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties.”

•

Payout of Cash Incentives. Based on the Committee’s evaluation of performance during the first nine months of 2024, including the Company’s achievements outlined above, in September 2024, Messrs. Lukes, Fennerty and Cattonar received pro-rated incentive compensation payouts of $1,687,500, $675,000 and $562,500, respectively, which represented the maximum amount of the pro-rated annual incentive award opportunities provided by their employment agreements. In February 2025, the Committee also awarded Messrs. Morgan and Kitlowski incentive compensation payouts of $87,500 and $675,000, respectively, which represented the maximum amount of the annual incentive award opportunities provided for under their employment agreements (in the case of Mr. Morgan, pro-rated to reflect the portion of 2024 he was engaged or employed by the Company). Mr. Kitlowski also received a cash bonus of $225,000 in September 2024 in recognition of his contributions to the successful completion of the spin-off of Curbline Properties.

22	SITE Centers Corp. ï 2025 Proxy Statement

•

Only Accrued Compensation Paid to Ms. Vesy Upon Resignation. In connection with Ms. Vesy’s voluntary termination by resignation on March 8, 2024, she received payment of $8,173 for her accrued but unused PTO through such date under Company policy, but received no further compensation or other benefits from the Company for 2024. Ms. Vesy’s remaining stock options expired following her resignation in accordance with their terms.

Overview of 2024 Equity Grants and Performance-Based Equity Results

Service-Based RSUs Awarded in Connection with the Execution of New Employment Agreements. Mr. Kitlowski received an award of 73,918 service-based RSUs in April 2024 in connection with the execution of his new employment agreement. This award had a value at inception of approximately $1,050,000 and generally vests 100% on the third anniversary of the grant date (subject to the receipt of dividend equivalents in cash on a current basis).

Annual Service-Based RSU Awards. Pursuant to the terms of their then current employment agreements, on February 22, 2024, Messrs. Lukes and Kitlowski were granted 71,298 and 7,131 service-based Company RSUs having a value of approximately $1 million and $100,000 respectively, which grants were designed to generally vest in substantially equal installments on each of the first three anniversaries of the grant date. Additionally, on February 22, 2024, Messrs. Fennerty and Cattonar were granted 17,828 and 10,696 service-based Company RSUs having a value of approximately $250,000 and $150,000, respectively, which grants were designed to generally vest in substantially equal installments on each of the first four anniversaries of the grant date. In connection with the Reverse Stock Split and the spin-off of Curbline Properties, these awards were equitably adjusted as described in the section below entitled “2024 Compensation Program – Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties”. Following these adjustments, the awards held by Messrs. Lukes, Fennerty and Cattonar are subject to payout in shares of Curbline Properties common stock, rather than Company common shares.

2024 Performance-Based RSU Awards. Pursuant to the terms of their then current employment agreements, on March 1, 2024, Messrs. Lukes, Fennerty, Cattonar and Kitlowski were also granted 143,482, 43,045, 43,045 and 8,968 performance-based RSUs (or “PRSUs”), respectively, having “target” values (excluding accrued dividends) of approximately $2 million, $600,000, $600,000 and $125,000, respectively, subject to a three-year performance period beginning on March 1, 2024 and ending February 28, 2027. Pursuant to their original terms, these PRSUs were to become payable to the executives in Company common shares after the end of the performance period, if at all, based on the percentile rank of the Company’s total shareholder return (“TSR”) measured over the performance period as compared to the TSR of a defined group of peer companies, and in general could be earned from 0% to 200% of target levels (subject generally to the executives’ continued employment with us). In connection with the Reverse Stock Split and the spin-off of Curbline Properties, these awards were equitably adjusted as described in the section below entitled “2024 Compensation Program – Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties”. Following these adjustments, the awards held by Messrs. Lukes, Fennerty and Cattonar are subject to payout in shares of Curbline Properties common stock, rather than Company common shares.

Settlement of 2021 CEO and CFO Performance-Based RSU Awards. On March 1, 2021, in accordance with the terms of their prior employment agreements, the Company granted Messrs. Lukes and Fennerty PRSUs having a performance period ending on February 29, 2024 and target values (excluding accrued dividends) of approximately $2 million and $500,000, respectively. As further described below, based on the Company’s relative TSR during the three-year period ended February 29, 2024, these awards paid out at 82.3% of the target level in March 2024, and Messrs. Lukes and Fennerty received 142,822 Company common shares and 35,705 Company common shares (which included payment for accrued dividends), respectively, having a market value of approximately $1,939,519 and $484,880, respectively, based on the closing price of the Company’s common shares on February 29, 2024. Messrs. Cattonar and Kitlowski and Ms. Vesy did not participate in similar awards during this performance period under their then current employment agreements.

Investor Outreach

We proactively meet with our largest shareholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2024, we have held meetings with 16 of our largest 25 largest institutional investors who we believe collectively own over 45% of our common shares as of December 31, 2024. Topics of discussion in these meetings often include executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand and have a favorable view of our executive compensation program. Based on these meetings, we are not aware of any significant shareholder concerns regarding our pay practices or executive compensation program.

SITE Centers Corp. ï 2025 Proxy Statement	23

Compensation Program Design

Impact of the Spin-Off of Curbline Properties on Compensation Arrangements with Our Named Executive Officers

At the outset of 2024, we maintained employment agreements with each of our then current executive officers, namely Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy. Ms. Vesy terminated her employment with the Company in March 2024. The employment of each of Messrs. Lukes, Fennerty and Cattonar was transferred to Curbline Properties upon its separation from the Company on October 1, 2024. In connection with the spin-off transaction, the Company entered into a shared services agreement with Curbline Properties and its affiliates (the “Shared Services Agreement”). Among other things, the Shared Services Agreement provides that:

•

Curbline Properties and its affiliates will provide SITE Centers with (i) leadership and management services that are of a nature customarily performed by leadership and management overseeing the business and operation of a real estate investment trust similarly situated to SITE Centers and (ii) transaction services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITE Centers;

•	Curbline Properties is expected to provide SITE Centers with a chief executive officer and chief investment officer;

•	SITE Centers is expected to provide its own chief financial officer, chief accounting officer and general counsel;

•	SITE Centers is not required to pay any fees to Curbline Properties in connection with the provision of services by Curbline Properties and its affiliates under the Shared Services Agreement; and

•	Unless terminated earlier, the term of the Shared Services Agreement will expire on October 1, 2027.

Under the terms of the Shared Services Agreement, Curbline Properties has provided Messrs. Lukes and Cattonar to SITE Centers to continue to serve as our CEO and CIO, respectively. As a result of the transition of the employment of Messrs. Lukes and Cattonar to Curbline Properties and the terms of the Shared Services Agreement, commencing on October 1, 2024, the Company no longer directly or indirectly employs or compensates Messrs. Lukes or Cattonar. The Company currently maintains employment agreements with (and directly compensates) Mr. Morgan, its EVP and CFO, and Mr. Kitlowski, its EVP and General Counsel.

Compensation Philosophy and Objectives

Historically, and at the beginning of 2024, our primary compensation objectives with respect to executives employed by the Company were to:

•	attract, retain and motivate executives who are capable of advancing our strategy and maximizing returns to our shareholders;

•	reward executives on an annual basis in a manner aligned with our financial performance, organizational objectives and their individual goals;

•	retain and align the management team’s long-term interests with our shareholders’ through long-term service-based and performance-based equity participation and ownership; and

•	help ensure that the cost of the compensation program is reasonable to shareholders.

Over time, our compensation program has rewarded executives for not only delivering superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial performance that has enhanced long-term shareholder value. Historically, our executives and the Board have intentionally avoided short-term decisions that might produce inflated short-term shareholder returns in favor of longer term strategies.

2024 was a year of transformation and transition for the Company, marked most notably by the spin-off of Curbline Properties and the sale of a significant number of properties, and our executive compensation program design, philosophy, and objectives continue to evolve to meet the Company’s strategic post-spin-off needs.

Structure and Principal Elements of Our Executive Compensation Program

CEO Employment Agreement. We entered into the employment agreement that governed the compensation we paid in 2024 to Mr. Lukes, namely the 2020 CEO Employment Agreement, in September 2020. In negotiating the 2020 CEO

24	SITE Centers Corp. ï 2025 Proxy Statement

Employment Agreement in 2020, the Committee emphasized the use of performance-based awards for both the annual and long-term incentive components of Mr. Lukes’ compensation in order to align the interest of Mr. Lukes with those of the Company’s shareholders during his employment with SITE Centers.

The annualized “target” level of compensation for Mr. Lukes under the 2020 CEO Employment Agreement is summarized in the chart below:

*

Includes the annualized grant date fair value of the service-based RSUs awarded in connection with the execution of the 2020 CEO Employment Agreement and the value of service-based RSUs granted to Mr. Lukes annually during the term of the 2020 CEO Employment Agreement.

**	Annual incentive is shown at the target level. The annual incentive payout ranged from $0 (below threshold) to $2,250,000 (maximum).

Based on the foregoing design of the 2020 CEO Employment Agreement:

•

Approximately 56% of total target compensation for Mr. Lukes across the four-year employment period was designed to be “at risk” in the form of annual incentive compensation and long-term performance-based equity;

•	Approximately 62% of total target compensation for Mr. Lukes across the four-year employment period was designed to be comprised of long-term equity versus 38% in cash; and

•

Approximately 53% of the total target compensation to be paid to Mr. Lukes in equity during the four-year employment period was designed to be paid in the form of performance-based equity (as opposed to service-based equity) where the ultimate payouts to Mr. Lukes could range from 0% to 200% of the target awards based on the actual performance of the Company on relative TSR and any other metrics determined by the Committee.

The Committee felt that this program’s focus on “at risk” incentive compensation and greater emphasis on equity over cash compensation and performance-based equity over service-based equity were in the best interests of the Company’s shareholders, consistent with institutional investor preferences and best practices in executive compensation and generally in line with chief executive compensation programs implemented by peer companies.

The 2020 CEO Employment Agreement was set to expire in September 2024. In July 2024, in anticipation of the spin-off of Curbline Properties, the Company entered into the 2024 CEO Employment Agreement with Mr. Lukes to extend and ultimately replace the 2020 CEO Employment Agreement. Among other things, the 2024 CEO Employment Agreement extended the term of the 2020 CEO Employment Agreement until the earlier of March 11, 2025 and the consummation of the spin-off of Curbline Properties, which extension was designed to facilitate the closing of the spin-off.

As a result, prior to the completion of the spin-off of Curbline Properties on October 1, 2024, the Company continued to compensate Mr. Lukes in accordance with the principal terms of the 2020 CEO Employment Agreement. In September 2024, in preparation for the completion of the spin-off of Curbline Properties, the Company assigned the 2024 CEO Employment Agreement to a subsidiary of Curbline Properties and, as a result, the Company is not responsible for any compensation or awards owed to Mr. Lukes under the terms of the 2024 CEO Employment Agreement as they relate to his post-spinoff employment with Curbline Properties.

The Committee worked closely with its compensation consultant, Gressle & McGinley, over several months to negotiate the 2024 CEO Employment Agreement and the terms on which Curbline Properties would employ Mr. Lukes during the three-year period following the completion of the spin-off transaction. Those terms (which relate almost entirely to Mr. Lukes’ post-spin-off employment with Curbline Properties) are described in greater detail in the Company’s Current Reports on Form 8-K, as filed with the SEC on July 22, 2024 and September 3, 2024.

SITE Centers Corp. ï 2025 Proxy Statement	25

Amendment and Assignment of CIO and Former CFO Employment Agreements to Curbline Properties. In preparation for the spin-off of Curbline Properties, in September 2024 the Company entered into assigned employment agreements with Messrs. Fennerty and Cattonar in order to transfer their employment to a subsidiary of Curbline Properties. The assigned employment agreements also made certain amendments to these executives’ existing employment agreements in order to better align their compensation arrangements with Curbline Properties’ structure and strategy. Among other things, the amendments provided that the Company would pay a pro-rated portion of each executive’s annual cash incentive for 2024 based on the portion of the year occurring prior to the October 1, 2024 spin-off date (with Curbline Properties being responsible for all compensation payable to these executives under their assigned employment agreements from and after October 1, 2024, including with respect to their annual cash incentive for the remaining portion of 2024).

New CFO Employment Agreement. In August and September 2024, the Company entered into employment and consulting agreements with Mr. Morgan, who served as a consultant from September 16, 2024 until he was employed (and appointed to succeed Mr. Fennerty) as EVP and CFO of the Company effective October 1, 2024. The consulting and employment agreements reflect an arm’s length negotiation between Mr. Morgan and the Company. The consulting agreement acted as a “bridge” agreement, provided consulting fees at a rate of $41,666 per month, and terminated upon Mr. Morgan’s commencement of employment with SITE Centers. Mr. Morgan’s employment agreement generally includes the following key terms: (i) an annual base salary of not less than $500,000; (ii) an annual cash incentive opportunity of up to $300,000 (in the case of 2024, pro-rated based on the portion of the year he was employed by the Company); (iii) a severance payment of $600,000 in the event Mr. Morgan’s employment is terminated by the Company without cause (whether or not in connection with a change in control), by Mr. Morgan for good reason, or as a result of Mr. Morgan’s death or disability (in addition to certain other benefits).

New General Counsel Employment Agreement. The Company entered into a new employment agreement with Mr. Kitlowski in April 2024 in order to replace his September 2021 employment agreement, which was scheduled to expire in September 2024. Mr. Kitlowski has served as the Company’s EVP and General Counsel since 2017 and was appointed an executive officer of the Company upon the consummation of the spin-off of Curbline Properties. Mr. Kitlowski’s new employment agreement generally made the following key changes to the terms of his September 2021 employment agreement: (i) increased his annual base salary from $435,000 to $450,000; (ii) increased the range of his annual cash incentive opportunity from 40% – 80% to 50% – 150% of his base salary; and (iii) provides for a severance payment of $1,500,000 in the event his employment is terminated by the Company without cause (whether or not in connection with a change in control) or by Mr. Kitlowski for good reason. The agreement also provides various other benefits and the accelerated vesting of equity awards in the event that Mr. Kitlowski’s employment is terminated by the Company without cause (whether or not in connection with a change in control), by Mr. Kitlowski for good reason, or as a result of Mr. Kitlowski’s death or disability.

Mr. Kitlowski received an award of 73,918 service-based RSUs in April 2024 in connection with the execution of his new employment agreement, but his new agreement does not contemplate additional equity awards. This award had a value at inception of approximately $1,050,000 and generally vests 100% on the third anniversary of the grant date (subject to the receipt of dividend equivalents in cash on a current basis).

More information concerning the terms of our employment agreements with Messrs. Morgan and Kitlowski is provided in the section below entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements.”

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to the named executive officers that are employed by the Company. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation and supplemental retirement programs. Consistent with this authority, and subject to the terms of the applicable employment agreements with the named executive officers, the Committee generally designs the annual performance-based incentive program, conducts an annual review of executive performance, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our named executive officers.

26	SITE Centers Corp. ï 2025 Proxy Statement

Among other matters, in 2024, the Committee:

•

Designed the structure and performance metrics applicable to the annual PRSUs awarded to the named executive officers in March 2024 in accordance with the terms of their employment agreements and oversaw the settlement of maturing PRSU awards granted in March 2021;

•

Analyzed peer company compensation in order to design and negotiate a new employment agreement with Mr. Lukes to govern his compensation by Curbline Properties following the consummation of its spin-off from the Company;

•

Analyzed and designed the assigned employment agreements with Messrs. Fennerty and Cattonar to govern their compensation by Curbline Properties following the consummation of its spin-off from the Company;

•	Designed performance-based equity grants to be awarded by Curbline Properties to Messrs. Lukes, Fennerty and Cattonar following the completion of its separation from the Company;

•	Analyzed and designed new employment agreements with Messrs. Morgan and Kitlowski;

•	Equitably adjusted the Company’s outstanding equity awards, including PRSUs, to account for the dilutive impact of the Reverse Stock Split and spin-off of Curbline Properties;

•	Evaluated and implemented changes to the Company’s Director compensation program;

•	Evaluated the potential outcome of the Say-on-Pay vote; and

•

Analyzed whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

Our CEO provides significant input in setting the compensation for our named executive officers employed by the Company by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

During 2024, the Committee engaged Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

In 2024, Gressle & McGinley generally assisted the Company with the bulleted items listed above under the section entitled “Role of the Committee and Management in Executive Compensation.”

Consideration of 2024 Say-on-Pay Voting Results

At our 2024 Annual Meeting, we received approximately 95% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The Committee generally considered this result in connection with its review of compensation policies and decisions in 2024. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and the Committee chose not to make any substantial changes to the existing program for 2024 specifically in response to the 2024 Say-on-Pay voting results.

2024 Compensation Program

Base Salary Levels

We pay salaries to the named executive officers who are employed by the Company in order to provide them with a base level of income for services rendered. These annual base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions

SITE Centers Corp. ï 2025 Proxy Statement	27

within our industry provided by Gressle & McGinley. Base salaries may be increased by the Committee from time to time, including at the time we extend employment agreements with our named executive officers, based on market conditions and prior performance.

The annual base salaries for Messrs. Lukes, Fennerty and Cattonar and Ms. Vesy that applied prior to their transition to Curbline Properties or departure, as applicable, were originally established prior to 2024 in connection with the execution of their then current employment agreements and were not adjusted for 2024. Mr. Morgan’s base salary level was established in August 2024 in connection with the execution of his current employment agreement. Mr. Kitlowski’s base salary level was increased in April 2024 from $435,000 to $450,000 in connection with the execution of his current employment agreement.

Following the spin-off of Curbline Properties, the annual base salaries of Messrs. Lukes, Fennerty and Cattonar are determined and paid by Curbline Properties.

Annual Incentive Compensation Design

The employment agreements with our named executive officers applicable in 2024 specified threshold, target and maximum annual incentive amounts as a percentage of year-end base salary. Our named executive officers were not guaranteed an annual incentive payment and each named executive officer’s annual incentive payment could have been as low as zero or as high as the maximum amount set forth in his or her agreement based on his or her performance. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our named executive officers for 2024 (excluding Ms. Vesy who did not participate in the 2024 annual incentive compensation program due to her resignation in March 2024) pursuant to the terms of his or her employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, were as follows:

NAMED EXECUTIVE OFFICER	DOLLAR VALUE OF				MAXIMUM PAYOUT AS A PERCENTAGE OF BASE SALARY
	MINIMUM PAYOUT	THRESHOLD PAYOUT	TARGET PAYOUT	MAXIMUM PAYOUT

David R. Lukes	$0	$675,000	$1,350,000	$2,250,000	250%

Gerald R. Morgan	$0	N/A	N/A	$300,000	60%

Conor M. Fennerty	$0	$300,000	$600,000	$900,000	150%

John M. Cattonar	$0	$250,000	$500,000	$750,000	150%

Aaron M. Kitlowski	$0	$225,000	$450,000	$675,000	150%

Historically, the Committee has established both quantitative and qualitative performance metrics governing our annual incentive compensation program in the first quarter of each year. However, in recognition of the Company’s plan to consummate the spin-off of Curbline Properties and to sell a significant number of properties during the course of 2024, and the inability to forecast the timing and impact of these transactions on quantitative metrics, the Committee determined in January 2024 that payouts under the 2024 annual incentive compensation program would be based entirely on the Committee’s qualitative assessment of executive performance (subject to the terms set forth in each executive’s employment agreement).

In preparation for the spin-off of Curbline Properties, in September 2024, the Company entered into assigned employment agreements with each of Messrs. Lukes, Fennerty and Cattonar. Among other things, the assigned employment agreements transferred the employment of each of these executives to a subsidiary of Curbline Properties and provided that the Company would pay a pro-rated portion of their annual cash incentive for 2024 based on the portion of the year occurring prior to the October 1, 2024 spin-off date (with Curbline Properties being responsible for the portion of their annual cash incentive with respect to the remainder of 2024).

Annual Incentive Compensation Decisions

In evaluating performance of the named executive officers for 2024, the Committee considered management’s overall execution of the Company’s spin-off strategy, including relative to the components of the spin-off strategy originally communicated to investors in October 2023. In particular, the Committee considered the following key accomplishments:

•	closed the spin-off of Curbline Properties on October 1, 2024, consistent with the Company’s stated goal;

28	SITE Centers Corp. ï 2025 Proxy Statement

•

achieved a total return of 45.8% with respect to the Company’s common shares from the close of trading on October 27, 2023 (the last trading day before the announcement of the Company’s plan to spin-off Curbline Properties) through the close of trading on October 1, 2024, as compared to the 38.8% total return of the FTSE NAREIT Equity Shopping Centers Index during that period;

•

sold 40 wholly-owned properties and land parcels and two joint venture properties during the first nine months of 2024 for gross proceeds of approximately $2.3 billion at the Company’s share as compared to the October 2023 stated goal of $300 million of additional asset sales;

•

capitalized Curbline Properties with $800 million of cash and no preferred investment as compared to the October 2023 stated goal of $500 million in the form of a combination of cash and a preferred investment in the Company;

•	closed a $530 million cross-collateralized mortgage financing secured by the Company’s non-convenience properties;

•

redeemed all of the Company’s remaining unsecured notes (approximately $1.2 billion), repaid its $200 million term loan and terminated its $950 million revolving credit facility, consistent with its stated strategy; and

•	acquired 14 convenience properties during the first nine months of 2024 for an aggregate price of approximately $219 million.

With respect to Mr. Morgan, who was appointed EVP and CFO of the Company upon the consummation of the spin-off transaction, the Committee also considered the timely and accurate publication of the Company’s financial results for the third and fourth quarters of 2024, relations and communications with investors following completion of the spin-off and the successful redemption of the Company’s 6.375% Class A Cumulative Redeemable Preferred Shares in November 2024.

Based on its subjective evaluation of performance, the Committee determined that each executive was entitled to receive a payout equal to the maximum incentive award opportunity provided under their respective employment agreements, thereby entitling Messrs. Lukes, Morgan, Fennerty, Cattonar and Kitlowski to 2024 incentive payments of $1,687,500, $87,500, $675,000, $562,500 and $675,000, respectively. For Messrs. Lukes, Fennerty and Cattonar, these amounts were paid in cash in September 2024 and reflected a pro-ration of the maximum incentive award opportunities provided for in their respective employment agreements based on the portion of the year occurring prior to the October 1, 2024 spin-off date and the transition of their employment to Curbline Properties. Incentive payments to Messrs. Morgan and Kitlowski were paid in cash in February 2025 and, in the case of Mr. Morgan, reflected a pro-ration of the maximum incentive award opportunity provided in his employment agreement based on the portion of the year during which he was engaged or employed by the Company. Mr. Kitlowski also received a cash bonus of $225,000 in September 2024 in recognition of his contribution to the successful completion of the spin-off of Curbline Properties. This bonus was paid prior to Mr. Kitlowski becoming an executive officer of the Company.

Retention-Based and Performance-Based Equity Grants and Results

Service-Based RSUs Awarded in Connection with the Execution of New Employment Agreements. To promote his retention, Mr. Kitlowski received an award of 73,918 service-based RSUs in April 2024 in connection with the execution of his new employment agreement. This award generally vests 100% on the third anniversary of the grant date (subject to the cash payment of dividend equivalents on a current basis) and had a value at inception of approximately $1,050,000. Dividend equivalents credited with respect to these RSUs will be paid in cash on a current basis.

Annual Service-Based RSU Awards. Pursuant to the terms of their then current employment agreements, on February 22, 2024, Messrs. Lukes and Kitlowski were granted 71,298 and 7,131 service-based RSUs having a value of approximately $1 million and $100,000, respectively, which grants were designed to vest in substantially equal installments on each of the first three anniversaries of the grant date. Additionally, on February 22, 2024, Messrs. Fennerty and Cattonar were granted 17,828 and 10,696 service-based RSUs having a value of approximately $250,000 and $150,000, respectively, which grants were designed to vest in substantially equal installments on each of the first four anniversaries of the grant date. Dividend equivalents credited with respect to these RSUs were designed to be paid in cash on a current basis. In connection with the Reverse Stock Split and the spin-off of Curbline Properties, these awards were equitably adjusted as described in the section below entitled “– Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties.”

2024 Performance-Based RSU Awards. Pursuant to the terms of their then current employment agreements, on March 1, 2024, Messrs. Lukes, Fennerty, Cattonar, and Kitlowski were also granted 143,482, 43,045, 43,045 and 8,968 performance-based RSUs having “target” values (excluding accrued dividends) of approximately $2 million, $600,000, $600,000 and $125,000, respectively, subject to a three-year performance period beginning on March 1, 2024 and ending

SITE Centers Corp. ï 2025 Proxy Statement	29

February 28, 2027. Subject generally to their continued employment with us, these PRSUs were designed to become payable to the executives in common shares at the end of the performance period, if at all, based on the percentile rank of the TSR of the Company measured over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

PERFORMANCE LEVEL	RELATIVE TSR	PERCENTAGE EARNED

Below Threshold	Below 33rd percentile	0%

Threshold	33rd percentile	50%

Target	55th percentile	100%

Maximum	70th percentile or above	200%

For these purposes, the peer companies consist of Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Phillips Edison & Company Inc., Regency Centers Corporation, Retail Opportunity Investments Corp., Saul Centers Inc., Tanger Factory Outlet Centers and Urban Edge Properties. These 11 entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on the Company’s common shares during the performance period were deemed reinvested in additional common shares of the Company. In connection with the Reverse Stock Split and the spin-off of Curbline Properties, these awards were equitably adjusted as described in the section below entitled “– Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties.”

Settlement of 2021 CEO and CFO Performance-Based RSU Award. On March 1, 2021, in accordance with the terms of their prior employment agreements, the Company granted Messrs. Lukes and Fennerty PRSUs having a performance period ending on February 29, 2024 and target values (excluding accrued dividends) of approximately $2 million and $500,000, respectively. The potential payouts for these PRSUs based on relative TSR achievement utilized the same scale as described above for the 2024 PRSUs. Based on the Company’s relative TSR during the three-year period ended February 29, 2024, these awards paid out at 82.3% of the target level in March 2024, and Messrs. Lukes and Fennerty received 142,822 common shares and 35,705 common shares (which included payment for accrued dividends), respectively, having a market value of approximately $1,939,519 and $484,880, respectively, based on the closing price of the Company’s common shares on February 29, 2024. Messrs. Cattonar and Kitlowski and Ms. Vesy did not participate in these PRSU awards.

Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties

In accordance with the terms of our 2012 Equity and Incentive Compensation Plan and our 2019 Equity and Incentive Compensation Plan, the Committee approved equitable, anti-dilution adjustments to outstanding equity awards in connection with the Reverse Stock Split consummated in August 2024 and the spin-off of Curbline Properties consummated in October 2024. Specifically, effective as of the completion of the Reverse Stock Split, the Committee approved adjustments to the equity awards outstanding at such time, in general, as described below:

•

with respect to outstanding RSUs, PRSUs and stock options, the number of RSUs, PRSUs and stock options (and, for stock options, the exercise price) was adjusted based on the 1-for-4 ratio used in the Reverse Stock Split; and

•

the Committee determined that following the completion of the Reverse Stock Split, evaluation of the total shareholder return performance for purposes of the adjusted PRSU awards would reflect the impact of the Reverse Stock Split.

Further, effective as of the completion of the spin-off of Curbline Properties, the Committee approved adjustments to the equity awards outstanding at such time, in general, as described below:

•

with respect to outstanding RSUs, the number of RSUs was adjusted (using a ratio based on the pre-spin-off price of SITE Centers common shares and the post-spin-off price of SITE Centers common shares or shares of Curbline Properties common stock, as applicable) so that the awards generally retained, immediately after the spin-off, substantially the same intrinsic value that they had immediately prior to the spin-off (subject to specific rounding conventions). RSU awards held by Messrs. Lukes, Fennerty and Cattonar prior to the spin-off were adjusted into RSU awards payable in common shares of Curbline Properties under its equity and incentive compensation plan (such that they no longer hold RSU awards payable in Company common shares), but RSU awards held by Mr. Kitlowski prior to the spin-off remain payable in

30	SITE Centers Corp. ï 2025 Proxy Statement

common shares of the Company pursuant to the 2019 Plan (in each case, subject to continued employment requirements with Curbline Properties or SITE Centers, as applicable, as generally set forth in the original award agreement);

•

with respect to outstanding PRSUs, performance under each PRSU award was determined as of the close of trading on September 30, 2024, based on the greater of (1) the number of PRSUs earned based on actual performance through such date and (2) 150% of the target number of PRSUs, with the number of PRSUs determined to be earned as of such date converted (using a ratio based on the pre-spin-off price of SITE Centers common shares and the post-spin-off price of SITE Centers common shares or shares of Curbline Properties common stock, as applicable) into time-based RSUs of Curbline Properties (in the case of Messrs. Lukes, Fennerty and Cattonar) or SITE Centers (in the case of Mr. Kitlowski) so that the settled awards generally retained, immediately after the spin-off, substantially the same intrinsic value that they had immediately prior to the spin-off (subject to specific rounding conventions). These RSUs remain subject to continued employment requirements with Curbline Properties or SITE Centers, as applicable, as generally set forth in the original PRSU award agreements and earn current dividend equivalent payments in cash; and

•

with respect to outstanding stock options, the number of stock options and their exercise price was adjusted (using a ratio based on the pre-spin-off and post-spin-off price of our common shares) so that the awards generally retained, immediately after the spin-off, substantially the same intrinsic value that they had immediately prior to the spin-off (subject to specific rounding conventions). All adjusted stock option awards remain exercisable by holders for common shares of SITE Centers.

In determining the appropriate adjustments to outstanding equity awards as a result of the spin-off transaction, the Committee sought to both mitigate the dilutive impact of the spin-off transaction on the value of the awards and concentrate the value of the adjusted awards in the common stock of the company employing the applicable executive following the completion of the spin-off in order to best incentivize the applicable executive’s future performance. The Committee believed that it was appropriate to conclude the performance period applicable to outstanding PRSUs on the spin-off date in order to avoid administrative and accounting complexities that would otherwise be caused by determining future performance under the PRSUs by reference to the common stock prices of both the Company and Curbline Properties. The Committee also believed that it was appropriate to measure performance with respect to outstanding PRSUs at the greater of actual performance and 150% of the target number of PRSUs because the settlement of the PRSUs based on an abbreviated performance period deprived applicable executives of the opportunity to regain and achieve a higher level of performance and payout by the end of the PRSUs’ original three-year performance periods. The Company has not issued stock options since 2017 and had relatively few stock options outstanding on the date of the spin-off (and none held by named executive officers), and the Committee accordingly decided that adjusted stock options would remain exercisable for shares of Company common stock in the case of all holders.

Other Benefits and Information

Employment Agreements. As discussed above, we currently maintain employment agreements with Messrs. Morgan and Kitlowski that have a substantial impact on their compensation. Information concerning the terms of these employment agreements is provided in the section of this Proxy Statement entitled “Executive Compensation Tables and Related Disclosure – Employment Agreements.” Curbline Properties provides the services of Messrs. Lukes and Cattonar to the Company under the terms of the Shared Services Agreement and therefore, effective October 1, 2024, the Company no longer directly or indirectly employs or compensates its CEO or CIO.

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2024. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

During the period of 2024 in which they were employed by the Company, each of the named executive officers was eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees. Pursuant to his employment agreement, Mr. Lukes was entitled to automobile service for business and personal use. The benefit included all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their then current employment agreements, during the period of 2024 in which they were employed by the Company, Messrs. Lukes and Fennerty were also entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Mr. Lukes and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. We have established a customary tax qualified 401(k) plan for our employees pursuant to which we made semi-monthly matching contributions during 2024 equal to 50% of each participant’s contribution, up to 6% of the

SITE Centers Corp. ï 2025 Proxy Statement	31

sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to the limits of the Internal Revenue Code of 1986, as amended (the “Code”).

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any participant who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant (which are similar to the investment options available under our 401(k) plan). Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. With the exception of Mr. Kitlowski, none of our named executive officers elected to defer any portion of their 2024 cash compensation pursuant to the Elective Deferred Compensation Plan. For more information, please refer to the 2024 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Prior to April 2024, certain of our officers, including the named executive officers, had the right to defer the receipt of service-based RSUs pursuant to our Equity Deferred Compensation Plan. None of our named executive officers elected to defer 2024 RSUs pursuant to the Equity Deferred Compensation Plan, and only a limited number of participants with small balances remained in the plan at the outset of 2024. In preparation for the spin-off of Curbline Properties, the Company terminated the Equity Deferred Compensation Plan in April 2024 and distributed all remaining account balances to participants in accordance with the terms of the plan and the Code.

Stock Ownership Guidelines

Prior to November 2024, the Company maintained stock ownership guidelines requiring that each executive officer own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the CEO, the multiple was five times his annual base salary; for the CFO, the multiple was three times his annual base salary; and for all other executive officers, the multiple was one times his annual base salary. Our Board established these particular levels of stock ownership for our executive officers because we wanted the interests of our executive officers to be aligned with the investment interests of our shareholders. Immediately prior to the spin-off of Curbline Properties, all of our then current named executive officers were in compliance with the stock ownership guidelines.

In November 2024, in recognition of the fact that Messrs. Lukes and Cattonar no longer had base salaries paid by the Company because their employment had been transferred to Curbline Properties and that their outstanding Company equity awards had been converted into equity awards of Curbline Properties (as described in the section above entitled “2024 Compensation Program – Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties”), the Committee eliminated its stock ownership guidelines applicable to executive officers of the Company. The Company maintains stock ownership guidelines applicable to the Company’s non-management Directors.

Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our Directors and employees who are officers at or above the level of vice president (or an equivalent position) from (1) pledging Company stock as collateral for a loan or (2) using Company stock in hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar arrangements because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all Directors, executive officers and, to our knowledge, other covered employees are in compliance with the applicable requirements of the Company’s policy.

Executive Compensation Clawback Policy

The Company maintains a Clawback Policy (the “Clawback Policy”) which provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by

32	SITE Centers Corp. ï 2025 Proxy Statement

current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.

In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy for mandatory accounting restatement clawbacks. The Clawback Policy does not condition such clawback on the fault of the executive officer, but the Company is not required to clawback amounts in limited circumstances where the Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Code and applicable regulations. Operation of the mandatory accounting restatement provisions of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.

During the effectiveness of the Clawback Policy, the Company has not been required to prepare a restatement of its financial results that required recovery of erroneously-awarded compensation to covered officers pursuant to the Clawback Policy. There are no balances currently outstanding from prior applications of the Clawback Policy.

Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee periodically considers and analyzes the extent, if any, to which our compensation policies and practices might create risks for the Company. This review generally focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives, to the extent that such incentives remain a material part of our compensation program. Prior to 2025, the Company routinely engaged Gressle & McGinley, its independent consultant, to assist in this evaluation.

In 2024, as a result of its periodic review, the Committee determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of the overall compensation paid to the executive officers employed by the Company is fixed and that outstanding service-based RSUs vest over several years. In addition, annual incentive compensation awarded to our executive officers is subject to a cap and, in recent years, has been determined in significant part based on the Committee’s qualitative assessment of their performance, thereby reducing the likelihood that our executives are overly focused on any single objective or metric that might encourage risky behavior. The Committee’s view was that these compensation arrangements encourage actions and behaviors that increase longer-term shareholder value rather than short-term risk taking. In early 2025, management further considered our compensation policies and practices in light of the recent completion of the spin-off of Curbline Properties, and again determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company.

2025 Review of Executive Incentives

Due to the substantial impact that the spin-off of Curbline Properties and related events have had on the Company, including our executive and director leadership and outstanding compensation arrangements, in 2025, the Committee expects to further review the adequacy of existing incentive awards and program designs for the Company’s named executive officers relative to market best practices, the Company’s strategy and the objective of aligning executive and shareholder interests. We expect to discuss any material executive compensation changes that might result from such review in our 2026 proxy statement.

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6. Executive Compensation Tables and

Related Disclosure

2024 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(1)(2)	STOCK AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
David R. Lukes	2024	675,000	1,687,500	5,527,064	—	44,737	7,934,301
Chief Executive Officer	2023	900,000	—	3,550,043	2,250,000	40,607	6,740,650
and President	2022	900,000	—	3,606,484	2,250,000	43,001	6,799,485
Gerald R. Morgan	2024	125,000	87,500	—	—	—	212,500
Executive Vice President, Chief	2023	—	—	—	—	—	—
Financial Officer and Treasurer	2022	—	—	—	—	—	—
Conor M. Fennerty	2024	450,000	675,000	1,529,418	—	17,723	2,672,141
Former Executive Vice President,	2023	575,000	—	1,902,419	900,000	18,930	3,396,349
Chief Financial Officer and Treasurer	2022	450,000	—	901,655	675,000	11,178	2,037,833
John M. Cattonar	2024	375,000	562,500	1,232,791	—	12,016	2,182,307
Executive Vice President and	2023	475,000	—	1,458,668	750,000	12,399	2,696,067
Chief Investment Officer	2022	350,000	—	450,828	525,000	11,649	1,337,477
Aaron M. Kitlowski	2024	445,962	900,000	1,432,897	—	36,158	2,815,017
Executive Vice President, General	2023	—	—	—	—	—	—
Counsel and Secretary	2022	—	—	—	—	—	—
Christa A. Vesy	2024	80,369	—	—	—	19,234	99,603
Former Executive Vice President and	2023	425,000	—	177,532	510,000	12,744	1,125,276
Chief Accounting Officer	2022	425,000	—	180,349	510,000	11,994	1,127,343

(1)

The amounts reported in columns (c) and (d) for 2024 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Lukes, Fennerty, Cattonar and Kitlowski and Ms. Vesy for the year ended December 31, 2024 as follows: Mr. Lukes, $30,500; Mr. Fennerty, $23,000; Mr. Cattonar, $23,000; Mr. Kitlowski, $65,500; and Ms. Vesy, $30,500. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)

The amounts reported in column (d) for Messrs. Lukes, Morgan, Fennerty, Cattonar and Kitlowski reflect the amounts paid to them as their respective annual cash bonuses for 2024 pursuant to their respective employment agreement (determined on the basis of a qualitative, subjective evaluation of performance for 2024). The amount in column (d) for Mr. Kitlowski also includes a special cash bonus paid to him in September 2024 in recognition of his contribution to the spin-off of Curbline Properties. For information about these bonuses, see “Compensation Discussion and Analysis — 2024 Compensation Program — Annual Incentive Compensation Decisions.”

(3)

The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2024 are included in Footnote 14 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. The amounts reported in this column for 2024 include:

•

for each of Messrs. Lukes, Fennerty, Cattonar and Kitlowski, $1,999,995, $600,004, $600,004 and $125,004, respectively, relating to the grant date fair value of PRSUs granted in March 2024 in accordance with their employment agreements. The grant date fair value associated with the PRSU awards was computed in accordance with FASB ASC Topic 718 and was based on the probable outcome of the performance conditions, although the ultimate value of the awards could have been as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these PRSU awards made to Messrs. Lukes, Fennerty, Cattonar and Kitlowski would have been $3,999,990, $1,200,008, $1,200,008 and $250,008, respectively. These PRSUs were measured on September 30, 2024 in connection with the completion of the spin-off of Curbline Properties and were converted into time-based RSUs of the Company or Curbline Properties based on the applicable executive’s employer following the spin-off date;

•

for each of Messrs. Lukes, Fennerty, Cattonar and Kitlowski, $1,000,025, $250,055, $150,022 and $100,019, respectively, relating to the grant date fair value of annual service-based RSUs granted in accordance with their employment agreements;

•

for each of Messrs. Lukes, Fennerty, Cattonar and Kitlowski, $2,527,044, $679,359, $482,765, and $157,869, respectively, relating to incremental value attributed to the modification of their outstanding PRSU awards in connection with the measurement and equitable adjustment of such Company PRSUs into service-based RSUs (of the Company or Curbline Properties, as applicable) upon consummation of the spin-off of Curbline Properties; and

34	SITE Centers Corp. ï 2025 Proxy Statement

•	for Mr. Kitlowski, $1,050,005 relating to the grant date fair value of service-based RSUs granted upon execution of his April 2024 employment agreement.

See “Compensation Discussion and Analysis—2024 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” and “Compensation Discussion and Analysis—2024 Compensation Program—Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties” for more information.

(4)	The amounts shown in column (g) for the named executive officers for 2024 include:

•	for Mr. Lukes, automobile service, reimbursement of personal disability/life insurance premiums of $25,000, matching contributions to the 401(k) plan and matching contribution to the medical HSA Plan;

•	for Mr. Fennerty, reimbursement of personal disability/life insurance premiums and matching contributions to the 401(k) plan;

•	for Mr. Cattonar matching contributions to the 401(k) plan and disability insurance premiums;

•	for Mr. Kitlowski, matching contributions to the 401(k) plan and elective deferred compensation plan of $22,400 and disability insurance premiums; and

•	for Ms. Vesy matching contributions to the 401(k) plan, disability insurance premiums and personal time off (“PTO”) paid upon her departure from the Company pursuant to our current PTO policy.

None of the amounts reported for the named executive officers for 2024 in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

2024 Grants of Plan-Based Awards Table

NAME(1)	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)				ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
			THRESHOLD (#)	TARGET (#)		MAXIMUM (#)
David R. Lukes	2/22/24	1/25/24	—	—		—	71,298	1,000,025
	3/1/24	1/25/24	71,741	143,482		286,964	—	1,999,995
	10/1/24	9/30/24	—	—	(5)	—	—	2,527,044
Gerald R. Morgan	—	—	—	—		—	—	—
Conor M. Fennerty	2/22/24	1/25/24	—	—		—	17,828	250,055
	3/1/24	1/25/24	21,523	43,045		86,090	—	600,004
	10/1/24	9/30/24	—	—	(5)	—	—	679,359
John M. Cattonar	2/22/24	1/25/24	—	—		—	10,696	150,022
	3/1/24	1/25/24	21,523	43,045		86,090	—	600,004
	10/1/24	9/30/24	—	—	(5)	—	—	482,765
Aaron M. Kitlowski	2/22/24	1/25/24	—	—		—	7,131	100,019
	3/1/24	1/25/24	4,484	8,968		17,936	—	125,004
	4/8/24	4/8/24	—	—		—	73,918	1,050,005
	10/1/24	9/30/24	—	—	(5)	—	—	157,869
Christa A. Vesy	—	—	—	—		—	—	—

(1)

Share-denominated amounts disclosed in this table are reported on an as-issued basis and do not reflect subsequent anti-dilution adjustments made to outstanding equity awards in connection with the Reverse Stock Split consummated in August 2024 and the spin-off of Curbline Properties consummated in October 2024. For more information about the adjustments applied to SITE Centers equity awards in 2024, see “Compensation Discussion and Analysis—2024 Compensation Program—Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties.”

(2)

Amounts in this column represent PRSU awards granted to the named executive officers in March 2024 pursuant to their respective employment agreements with the Company pursuant to which a certain number of common shares could be issued at the end of the three-year performance period based on the relative return of our common shares during the performance period. The number of shares represents the threshold, target and maximum number of shares that were eligible to be issued at the conclusion of the performance period (excluding accrued dividends), although the ultimate value of the performance-based RSU awards could have been zero. These PRSUs were measured on September 30, 2024 in connection with the completion of the spin-off of Curbline Properties and were converted into time-based RSUs of the Company or Curbline Properties based on the applicable executive’s employer following the spin-off date. For more information about these awards, see “Compensation Discussion and Analysis—2024 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” and “Compensation Discussion and Analysis—2024 Compensation Program—Adjustments to Equity Compensation Awards in Connection with Reverse Stock Split and Spin-Off of Curbline Properties” above.

(3)

The amounts disclosed in the first completed row of this column for all executive officers reflect annual grants of service-based RSUs made to the named executive officers pursuant to the terms of their respective employment agreements which generally vest in substantially equal installments on each of the first three anniversaries of the grant date (or in the case of Messrs. Fennerty and Cattonar, each of the first four anniversaries of the grant date). The amount disclosed in the second completed row of this column for Mr. Kitlowski represents service-based RSUs granted in connection with the execution of his April 2024 employment agreement which vests 100% on the third anniversary of the grant date. For more information about these awards, see “Compensation Discussion and Analysis—2024 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

SITE Centers Corp. ï 2025 Proxy Statement	35

(4)

Amounts in this column are computed in accordance with FASB ASC Topic 718. Amounts shown in the first completed row of this column for all executive officers, and in the third completed row for Mr. Kitlowski, are calculated using the closing price of our common shares on the grant date of the applicable service-based RSU awards. Amounts shown in the second completed row of this column for all executive officers represent the fair value of the PRSU awards granted in March 2024 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

(5)

The amounts disclosed in the third row for Messrs. Lukes, Fennerty and Cattonar and the fourth row for Mr. Kitlowski represent the incremental fair value related to the modification of outstanding PRSUs in connection with the spin-off of Curbline Properties. The amount was measured based on the difference between the fair value of the PRSU awards immediately before and after the modification. For more information regarding these modifications, see “Compensation Discussion and Analysis—2024 Compensation Program—Adjustments to Equity Compensation Awards in Connection with Reverse Stock Split and Spin-Off of Curbline Properties” above.

Grants made in 2024 are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Equity Awards at 2024 Fiscal Year-End Table(1)

STOCK AWARDS

NAME	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(1)(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)

David R. Lukes	—	—

Gerald R. Morgan	—	—

Conor M. Fennerty	—	—

John M. Cattonar	—	—

Aaron M. Kitlowski	114,067	1,744,084

Christa A. Vesy	—	—

(1)

The information in the Outstanding Equity Awards at 2024 Fiscal Year-End Table is provided as of December 31, 2024 and reflects the anti-dilution adjustments made to outstanding equity awards in connection with the Reverse Stock Split consummated in August 2024 and the spin-off of Curbline Properties consummated in October 2024.

(2)	The amounts in this column with respect to Mr. Kitlowski reflect service-based RSUs that generally vest or vested as follows:

•	1,924 on February 22, 2025;

•	4,273 in equal installments on February 22, 2025 and 2026;

•	6,268 in equal installments on February 22, 2025, 2026 and 2027;

•	11,670 on February 28, 2025;

•	12, 901 on February 28, 2026;

•	12,033 on February 28, 2027; and

•	64,998 on April 8, 2027.

(3)	These amounts were calculated based upon the closing price of our common shares on December 31, 2024 of $15.29.

As described above, all outstanding Company equity awards held by Messrs. Lukes, Fennerty and Cattonar immediately prior to the consummation of the spin-off of Curbline Properties on October 1, 2024 were equitably adjusted and converted into Curbline Properties RSUs (see “Compensation Discussion and Analysis—2024 Compensation Program—Adjustments to Equity Compensation Awards in Connection with the Reverse Stock Split and Spin-Off of Curbline Properties”). As a result Messrs. Lukes, Fennerty and Cattonar no longer hold Company equity awards. Ms. Vesy forfeited her equity awards in connection with her departure from the Company.

36	SITE Centers Corp. ï 2025 Proxy Statement

2024 Option Exercises and Stock Vested Table

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)

David R. Lukes	—	—	327,495	7,447,639

Gerald R. Morgan	—	—	—	—

Conor M. Fennerty	—	—	73,259	1,102,488

John M. Cattonar	—	—	16,453	316,983

Aaron M. Kitlowski	—	—	8,308	194,199

Christa A. Vesy	—	—	5,704	80,769

(1)

Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting. The amounts in this column for Messrs. Lukes and Fennerty include shares earned under PRSUs having performance periods ending on February 29, 2024. For more information on these PRSU awards, see “Compensation Discussion and Analysis—2024 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” above.

2024 Nonqualified Deferred Compensation Table(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)	AGGREGATE EARNINGS IN LAST FY ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)(3)	AGGREGATE BALANCE AT LAST FYE ($)

Elective Deferred Compensation Plan:

David R. Lukes	—	—	4,946	(113,394)	—

Gerald R. Morgan	—	—	—	—	—

Conor M. Fennerty	—	—	—	—	—

John M. Cattonar	—	—	—	—	—

Aaron M. Kitlowski	35,000	22,400	47,110	—	376,199

Christa A. Vesy	—	—	4,250	(48,818)	—

(1)	Our nonqualified deferred compensation plan is described more fully in “Compensation Discussion and Analysis — 2024 Compensation Program — Other Benefits and Information” above.

(2)	This amount is not reported in the 2024 Summary Compensation Table.

(3)

Mr. Lukes’ plan balance was transferred to the Curbline Properties elective deferred compensation plan in connection with the completion of the spin-off of Curbline Properties. Ms. Vesy’s plan balance was distributed six months following her departure from the Company in March 2024, in accordance with her previously executed distribution election.

SITE Centers Corp. ï 2025 Proxy Statement	37

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to named executive officers employed by the Company (as of December 31, 2024, Messrs. Morgan and Kitlowski) in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2024, the following tables describe the potential payments upon such termination or change in control owing to each such named executive officer then serving at the end of the year under his employment agreement and other arrangements in effect on December 31, 2024. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2024. Following the assignment of their employment agreements to Curbline Properties, the Company is not responsible for paying any compensation to Messrs. Lukes or Cattonar in the event they cease to serve as an executive officer of the Company or the Company experiences a change of control.

EVENT	GERALD R. MORGAN ($)	AARON M. KITLOWSKI ($)

Retirement or other Voluntary Termination (without Good Reason)

Accrued Vacation(1)	19,231	17,308

Total	19,231	17,308

Involuntary Not for Cause or Good Reason Termination

Cash Severance(2)	675,000	1,950,000

Unvested Restricted Stock Units	0	1,744,084

Insurance Payment(3)	32,278	46,135

Accrued Vacation(1)	19,231	17,308

Total	726,509	3,757,527

For Cause Termination

No Payments	N/A	N/A

Total	N/A	N/A

Involuntary or Good Reason Termination (in Connection with a Change in Control)

Cash Severance(2)	675,000	1,950,000

Unvested Restricted Stock Units	0	1,744,084

Insurance Payment(3)	32,278	46,135

Accrued Vacation(1)	19,231	17,308

Total	726,509	3,757,527

Disability

Cash Severance(2)	675,000	450,000

Unvested Restricted Stock Units	0	1,744,084

Insurance Payment(3)	32,278	46,135

Disability Insurance Proceeds(4)	748,119	1,985,783

Accrued Vacation(1)	19,231	17,308

Total	1,474,628	4,243,310

38	SITE Centers Corp. ï 2025 Proxy Statement

EVENT	GERALD R. MORGAN ($)	AARON M. KITLOWSKI ($)

Death

Cash Severance(2)	675,000	450,000

Unvested Restricted Stock Units	0	1,744,084

Insurance Payment(3)	32,278	46,135

Accrued Vacation(1)	19,231	17,308

Total	726,509	2,257,527

(1)	Assumes two weeks of PTO is paid pursuant to our current PTO policy.

(2)

Reported amounts calculated pursuant to the terms of the respective employment agreement, assuming an annual incentive payout for 2024 at the “target” level, payable in a lump sum. Assumes any accrued base salary and annual incentive for 2024 has been paid, due to evaluation as of the last business day of the year.

(3)	Reported amounts consist of our estimate of 18 months of insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company.

(4)

Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2024, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

Except as described above, none of Messrs. Lukes, Fennerty and Cattonar received any incremental or enhanced compensation from the Company upon the completion of the spin-off of Curbline Properties on October 1, 2024 and the concurrent cessation of their employment by the Company and its subsidiaries. In connection with Ms. Vesy’s voluntary termination by resignation on March 8, 2024, she received payment of $8,173 for her accrued but unused PTO through such date under Company policy, but received no further compensation or other benefits from the Company. Ms. Vesy’s then-unexercised and outstanding stock options expired unexercised following her resignation due to their terms, and Ms. Vesy remained subject to customary non-competition and non-solicitation restrictive covenants that extended for one year following resignation and perpetual confidentiality and mutual non-disparagement restrictive covenants under her employment agreement. The Company waived the otherwise-applicable 90-day notice requirement for Ms. Vesy’s resignation.

Employment Agreements

During 2024, we were a party to employment agreements with each of our named executive officers for the period of 2024 in which they were employed by the Company. As described above under “Compensation Program Design – Impact of the Spin-Off of Curbline Properties on Compensation Arrangements with Our Named Executive Officers” and “– Structure and Principal Elements of Our Executive Compensation Program,” in preparation for the spin-off of Curbline Properties, we (i) entered into the 2024 CEO Employment Agreement with Mr. Lukes, which effectively extended the terms of his 2020 CEO Employment Agreement until the date of the spin-off of Curbline Properties, and (ii) entered into assigned employment agreements with Curbline Properties, its affiliates, and each of Messrs. Lukes, Fennerty and Cattonar, to facilitate their transition of employment to Curbline Properties. Although the Company was a party to those assigned employment agreements, as of October 1, 2024, we have no further compensatory obligations to Messrs. Lukes, Fennerty or Cattonar.

As of December 31, 2024, we were a party to employment agreements with the named executive officers then employed by the Company (namely, Messrs. Morgan and Kitlowski). The key terms of those employment agreements (which include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants) are described below. The below chart also summarizes certain pre-spin-off terms of Messrs. Lukes, Fennerty and Cattonar’s agreements, and certain pre-departure terms of Ms. Vesy’s agreement, to the extent those agreements were in effect for portions of 2024.

SITE Centers Corp. ï 2025 Proxy Statement	39

	Terms In Effect on December 31, 2024		Terms in Effect Prior to Transition to Curbline Properties*			Terms in Effect Prior to Departure
KEY TERMS	GERALD R. MORGAN	AARON M. KITLOWSKI	DAVID R. LUKES	CONOR M. FENNERTY	JOHN M. CATTONAR	CHRISTA M. VESY

Date of Agreement	August 28, 2024	April 8, 2024	September 11, 2020	September 15, 2023	September 15, 2023	September 11, 2021

Original Term of Agreement	Indefinite	Indefinite	September 11, 2024, but extended until superseded by the 2024 CEO Employment Agreement and transferred to Curbline Properties on September 1, 2024	September 30, 2026, but assigned to Curbline Properties on September 1, 2024	September 30, 2026, but assigned to Curbline Properties on September 1, 2024	September 11, 2024, but resigned March 8, 2024

Annual Base Salary Rate	$500,000	$450,000	$900,000	$600,000	$500,000	$425,000

Annual Cash Incentive Compensation	Not to exceed $300,000, pro-rated for service during calendar year	50%-150% of year-end base salary, with a target award of 100%	Target award of 150% of year-end base salary(1)	Target award of 100% of year-end base salary	Target award of 100% of year-end base salary	Target award of 80% of year-end base salary

Initial Equity Grants Under Employment Agreement	N/A	64,998 service-based RSUs (“Upfront RSUs”) generally vesting 100% on the third anniversary of the grant date	190,696 Upfront RSUs generally vesting over four years, plus 190,695 Upfront RSUs generally vesting on the fourth anniversary of the grant date	74,187 Upfront RSUs generally vesting 10%, 10%, 10%, 10% and 60% on the first, second, third, fourth and fifth anniversaries of the grant date	74,187 Upfront RSUs generally vesting 10%, 10%, 10%, 10% and 60% on the first, second, third, fourth and fifth anniversaries of the grant date	18,807 Upfront RSUs generally vesting ratably over three years

Annual Equity Grants Under Employment Agreement	N/A	N/A	In each of 2021, 2022, 2023 and 2024: $1,000,000 in service- based RSUs (“Annual RSUs”) generally vesting over three years, plus $2,000,000 in “target” PRSUs (“Annual PRSUs”)(2)	In each of 2024, 2025 and 2026: $250,000 in Annual RSUs generally vesting over four years, plus $600,000 in “target” Annual PRSUs	In each of 2024, 2025 and 2026: $150,000 in Annual RSUs generally vesting over four years, plus $600,000 in “target” Annual PRSUs	In each of 2022, 2023 and 2024: $50,000 in Annual RSUs, plus $100,000 in “target” Annual PRSUs

Other Terms	N/A	N/A	Annual automobile service, and annual reimbursement for $25,000 in life, disability and similar insurance premiums	Annual reimbursement for $10,000 in life, disability and similar insurance premiums	N/A	N/A

*

This chart outlines the principal terms of Messrs. Lukes, Fennerty and Cattonar’s employment agreements prior to their assignment to Curbline Properties. Certain additional changes to their employment agreements were made in connection with those assignments; however, those terms are not described here, as they concern post-spin-off employment with and compensation paid by Curbline Properties.

40	SITE Centers Corp. ï 2025 Proxy Statement

(1)

Under the 2020 CEO Employment Agreement, Mr. Lukes was permitted to elect, generally no later than October 31 of each calendar year, to receive up to 100% of his annual cash incentive payout (if any) for such calendar year in the form of a grant of service-based RSUs equal in value to 120% of the portion of the annual cash incentive that was subject to the election, and generally vesting in substantially equal installments on the first three anniversaries of the grant date (“Annual Bonus RSUs”). Any outstanding Annual Bonus RSUs were adjusted in connection with the spin-off of Curbline Properties, effective October 1, 2024.

(2)

Under the 2020 CEO Employment Agreement, the payout for Annual PRSUs could have varied from 0% to 200% of the target award based on achievement with respect to performance objectives established by the Committee in consultation with Mr. Lukes measured over a three-year performance period, provided that no less than 50% of the aggregate target Annual PRSUs each year will vest based on the Company’s relative total shareholder return achievement. All outstanding Annual PRSUs were measured and adjusted into RSUs of Curbline Properties (in the case of Messrs. Lukes, Fennerty and Cattonar) or the Company (in the case of Mr. Kitlowski) in connection with the spin-off of Curbline Properties, effective October 1, 2024.

With respect to Mr. Kitlowski, as compared to his previous employment agreement, his April 2024 employment agreement generally increased his annual base salary rate (as further described above) and target bonus percentage, and provided for the grant of upfront service-based RSUs and their related terms (as further described above). His April 2024 employment agreement also made certain non-substantive, conforming and clarifying changes compared to his prior employment agreement.

The employment agreements with Messrs. Morgan and Kitlowski may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

Messrs. Morgan and Kitlowski (or their personal representatives or dependents, as appropriate) are entitled under their employment agreements to certain additional payments and benefits in the event of certain termination circumstances, including in connection with a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. For information concerning the amounts payable upon a change in control measured as of December 31, 2024, see the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above. The table below summarizes the benefits to which Messrs. Morgan and Kitlowski are entitled under the employment agreements in effect on December 31, 2024 in the event of certain termination scenarios (over and above accrued compensation and benefits):

TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO DEATH OR DISABILITY	“TRIGGERING EVENT”(1) AFTER A “CHANGE IN CONTROL”(2)

•  Lump sum in cash equal to $600,000 in the case of Mr. Morgan and $1,500,000 in the case of Mr. Kitlowski (the “Lump Sum Payment”);

•  Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Bonus”);

•  Lump sum in cash equal to 18 months of monthly insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by the Company (the “18-month Health Benefit”); and

•  In the case of Mr. Kitlowski, vesting of any outstanding equity awards (“Accelerated Award Vesting”)

•  Pro-Rata Bonus, except that performance would be measured at the “target” level;

•  18-month Health Benefit;

• In the case of Mr. Morgan, the Lump Sum Payment; and

•  In the case of Mr. Kitlowski, Accelerated Award Vesting

• Lump Sum Payment • Pro-Rata Bonus; • 18-month Health Benefit; and • In the case of Mr. Kitlowski, Accelerated Award Vesting

(1)

A “Triggering Event” is the occurrence of one of the following a change in control while the executive is employed by SITE Centers: (a) we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death; or (b) the executive terminates the executive’s employment for “Good Reason” (as defined in the applicable employment agreement).

SITE Centers Corp. ï 2025 Proxy Statement	41

(2)

A “Change in Control” generally occurs if: (a) there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company; (b) any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or (c) during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

CEO Pay Ratio

For 2024, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 72 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $7,954,794. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2024 Summary Compensation Table” for 2024 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes. This amount was not annualized to account for the portion of the year during which Mr. Lukes was employed and compensated by Curbline Properties.

For purposes of this pay ratio disclosure, Median Annual Compensation was $110,735, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2024 in accordance with Item 402(c)(2)(x) of Regulation S-K plus the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” Due to changes in the composition of our workforce during 2024, including as a result of the spin-off of Curbline Properties, we identified a new Median Employee for purposes of calculating our CEO pay ratio for 2024 rather than using the Median Employee utilized to calculate our CEO pay ratio for 2023. For administrative convenience following the spin-off of Curbline Properties, we utilized December 31, 2024 (the “Determination Date”) to determine the new Median Employee rather than December 1, which was used to determine our 2023 Median Employee. To identify the Median Employee, we first measured compensation for the period beginning on January 1, 2024 and ending on the Determination Date for 172 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation used to determine the Median Employee were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2024. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

42	SITE Centers Corp. ï 2025 Proxy Statement

Pay Versus Performance
Pursuant to the SEC’s pay versus performance (“PVP”) disclosure rules, the following Pay Versus Performance table (“PVP Table”) provides
SEC-required
information about compensation for 2024 for this Proxy Statement’s named executive officers, as well as compensation for 2023, 2022, 2021 and 2020 for our named executive officers from our 2024, 2023, 2022 and 2021 Proxy Statements, respectively (each of 2020, 2021, 2022, 2023 and 2024, a “Covered Year”). We refer to all of the named executive officers covered in the PVP Table below, collectively, as the “PVP NEOs”. The PVP Table also provides information about the results for certain measures of financial performance during those same Covered Years. In reviewing this information, there are a few important things we believe you should consider:

•	The information in columns (b) and (d) of the PVP Table comes directly from our Summary Compensation Tables for the relevant years, without adjustment; and

•
As required by the SEC’s PVP rules, we label the information in columns (c) and (e) of the PVP Table as “compensation actually paid” (or “CAP”) to the applicable PVP NEOs. However, these CAP amounts may not necessarily reflect “take home pay” or the final compensation that our PVP NEOs actually earned or walked away with for their service in the Covered Years. Instead, the SEC’s concept of CAP reflects a combination of realized pay and realizable or accrued pay. As a result, CAP amounts are calculated in a manner different than information that we have presented elsewhere in this Proxy Statement, especially with respect to the valuation of outstanding equity awards.

In recognition of the Company’s plan to consummate the
spin-off
of Curbline Properties and to sell a significant number of properties during the course of 2024, and the inability to forecast the timing and impact of these transactions on quantitative metrics, the Compensation Committee determined at the outset of 2024 that payouts under the 2024 annual incentive compensation program would be based entirely on the Committee’s qualitative assessment of executive performance. In light of the discretionary nature of our 2024 annual incentive compensation program, pursuant to the SEC’s PVP rules we have determined that relative TSR, which was used in the determination of performance under PRSUs outstanding during 2024 (“PRSU Relative TSR”), should be designated as the “Company-Selected Measure” to be included in the far right column of the PVP Table below because we believe it is the most important financial measure that demonstrates how we sought to link executive pay to performance for 2024.
Pay Versus Performance Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON

YEAR	SUMMARY COMPENSATION TABLE (“SCT”) TOTAL FOR PEO ($)(1)	COMPENSATION ACTUALLY PAID TO PEO ($)(1)(2)	AVERAGE SCT TOTAL FOR NON-PEO PVP NEOS ($)(1)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO PVP NEOS ($)(1)(2)	TOTAL SHAREHOLDER RETURN ($)(3)	PEER GROUP TOTAL SHAREHOLDER RETURN ($)(4)	NET INCOME ($)(5)	PRSU RELATIVE TSR (%)(6)

2024	7,934,301	16,089,694	1,596,314	2,185,760	117.09	136.97	531,824	0.0

2023	6,740,650	3,657,129	2,405,897	2,049,666	112.35	117.03	265,703	22.8

2022	6,799,485	5,305,017	1,500,884	1,309,320	106.88	104.46	168,719	67.3

2021	6,910,219	24,547,349	1,625,444	2,093,387	119.39	119.43	124,935	55.7

2020	8,555,564	8,722,586	1,602,380	1,161,027	73.98	72.36	35,721	61.7

(1)
David R. Lukes was our principal executive officer (“PEO”) for the full year for each of the Covered Years. For 2024, our non-PEO
PVP NEOs
(“Non-PEO
NEOs”) were Gerald R. Morgan, Conor M. Fennerty, John M. Cattonar, Aaron M. Kitlowski and Christa A. Vesy. For each of 2023, 2022 and 2021, our
Non-PEO
NEOs were Conor M. Fennerty, John M. Cattonar and Christa A. Vesy. For 2020, our
Non-PEO
NEOs were Conor M. Fennerty, Christa A. Vesy and Michael A. Makinen (Mr. Makinen was our former Chief Operating Officer whose employment with us ended in December 2020).

SITE Centers Corp. ï 2025 Proxy Statement	43

(2)
For 2024, in determining both the CAP for our PEO and the average CAP for our
Non-PEO
PVP NEOs for purposes of this PVP Table, we deducted from or added back to the total amount of compensation reported in column (b) and column (d) for such Covered Year the following amounts:

ITEM AND VALUE ADDED (DEDUCTED)	2024 ($)

For David R. Lukes:

- Summary Compensation Table “Stock Awards” column value	(5,527,064)

+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	0

+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	0

+/- Change in fair value (from prior year- end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	9,175,271

+ Fair value as of vesting date of equity awards granted and vested in Covered Year	4,389,517

+ Includable dividend equivalents paid or accrued on equity awards during Covered Year	117,668

TOTAL ADDED (DEDUCTED)	8,155,393

For Non-PEO Named Executive Officers (Average):

- Summary Compensation Table “Stock Awards” column value	(839,021)

+ Covered Year-end fair value of outstanding equity awards granted in Covered Year	254,728

+/- Change in fair value (from prior year-end to Covered Year-end) of equity awards outstanding at Covered Year-end that were granted prior to Covered Year	47,428

+/- Change in fair value (from prior year-end to vest date in Covered Year) of equity awards granted prior to Covered Year that vested in Covered Year	666,689

+ Fair value as of vesting date of equity awards granted and vested in Covered Year	483,625

- Prior year-end fair value of prior-year equity awards forfeited in Covered Year	(50,166)

+ Includable dividend equivalents paid or accrued on equity awards during Covered Year	26,164

TOTAL ADDED (DEDUCTED)	589,447

Please note that while similar adjustment information was provided in our 2024 proxy statement for Covered Year 2023 and in our 2023 proxy statement for Covered Years 2020, 2021 and 2022, under applicable SEC guidance, repeating such adjustment information is not required in this Proxy Statement because in our view it is not material to our shareholders’ understanding of the information reported in the PVP Table for 2024 or the relationships disclosures provided below.

(3)
For each Covered Year, our absolute TSR was calculated based on the percentage change in value of our common shares, par value $0.10 per share, measured as the quotient of (a) the sum of (i) the cumulative amount of dividends for the period beginning with our closing share price on the NYSE on December 31, 2019 through and including the last day of the Covered Year (each one-year,
two-year,
three-year, four-year and five-year period, a “Measurement Period”), assuming dividends paid on common shares during the year (including the distribution of Curbline Properties shares at the time of the spin-off)
were deemed reinvested in additional common shares, plus (ii) the difference between our closing share price at the end versus the beginning of the Measurement Period, divided by (b) our closing share price at the beginning of the Measurement Period. Each of these percentage changes was then applied to a deemed fixed investment of $100 at the beginning of each Measurement Period to produce the Covered
Year-end
values of such investment as of the end of 2024, 2023, 2022, 2021 and 2020, as applicable. Because Covered Years are presented in the table in reverse chronical order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)
For purposes of this PVP disclosure, our peer group is the FTSE NAREIT Equity Shopping Centers Index (the “PVP Peer Group”). For each Covered Year, the PVP Peer Group cumulative TSR was calculated based on a deemed fixed investment of $100 in the index through each Measurement Period, assuming dividend reinvestment.

(5)	In thousands. These net income results were calculated in accordance with U.S. GAAP.

(6)
For purposes of this PVP disclosure, our Company Selected Measure is PRSU Relative TSR, which is calculated for each Covered Year as the percentile rank of the total shareholder return of the Company measured for the full Covered Year as compared to the total shareholder returns of the same peer companies used with respect to the 2024 PRSU awards. For these purposes, as required by the terms of the PRSU awards, dividends paid on common shares during the year (including the distribution of shares of Curbline Properties common stock at the time of the spin-off)
were deemed reinvested in additional common shares. If instead of reinvesting the value of the distributed shares of Curbline Properties common stock into additional Company common shares on October 1, 2024, an investor were to have held the distributed shares of Curbline Properties common stock until December 31, 2024, the PRSU Relative TSR for 2024 would have been 32.8%. See “Compensation Discussion and Analysis—2024 Compensation Program—Retention-Based and Performance-Based Equity Grants and Results” for more information on the applicable peer companies and how these PRSU-related calculations operate.

44	SITE Centers Corp. ï 2025 Proxy Statement

2024 Tabular List
The following Tabular List provides what we believe was the most important financial performance measure we used to link compensation for our PEO and
Non-PEO
NEOs for 2024 to our performance for 2024:

TABULAR LIST

PERFORMANCE MEASURE	PERFORMANCE MEASURE TYPE

PRSU Relative TSR	Financial
Descriptions of Relationships Between CAP and Certain Financial Performance Measure Results
The following charts provide, for each of the Covered Years, a description of the following seven relationships between (as reflected in the PVP Table above): (1) our cumulative TSR and the cumulative TSR for the PVP Peer Group; (2) PEO CAP and our cumulative TSR; (3) average
Non-PEO
PVP NEO CAP and our cumulative TSR; (4) PEO CAP and our GAAP Net Income; (5) average
Non-PEO
PVP NEO CAP and our GAAP Net Income; (6) PEO CAP and our
one-year
PRSU Relative TSR; and (7) average
Non-PEO
PVP NEO CAP and our
one-year
PRSU Relative TSR.

SITE Centers Corp. ï 2025 Proxy Statement	45

46	SITE Centers Corp. ï 2025 Proxy Statement

7. Proposal Three: Ratification of

PricewaterhouseCoopers LLP as the

Company’s Independent Registered Public

Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2024 and has been selected by our Audit Committee to do so in 2025. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2024 and 2023:

TYPE OF FEES	2024 ($)	2023 ($)

Audit fees(1)	1,450,356	1,127,555

Audit-related fees(2)	144,000	126,000

Tax fees(3)	954,398	376,455

All other fees(4)	2,049,160	972

Total	4,597,914	1,630,982

(1)	Audit fees consisted principally of fees for the audit of our financial statements.

(2)

Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted of audit-related services and registration statement-related services performed pursuant to SEC filing requirements.

(3)

Tax fees included fees billed for professional services rendered for tax compliance and tax consulting services, including those of unconsolidated joint ventures at 100%. The fees for all tax compliance services, including unconsolidated joint ventures, were $335,683 and $364,585 for 2024 and 2023, respectively.

SITE Centers Corp. ï 2025 Proxy Statement	47

(4)

All other fees consisted of $2,047,000 of fees paid in 2024 related to payment for services in connection with the audit of the carve-out financial statements of the properties included in the spin-off of Curbline Properties, a significant one-time capital structure event, and fees billed for software licensing.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2024, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.

Audit Committee

Gary N. Boston, Chair

Cynthia Foster Curry

Dawn M. Sweeney

48	SITE Centers Corp. ï 2025 Proxy Statement

8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the CEO, CFO, CAO, Controller, Treasurer, and Chief Internal Auditor (collectively, our “senior financial officers”). Among other matters, this code requires our senior financial officers to:

•	Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	Not use for personal advantage confidential information acquired in the course of their employment;

•	Proactively promote ethical behavior among peers and subordinates in the workplace; and

•	Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Employees are required to review and acknowledge our Code of Business Conduct and Ethics on a periodic basis in connection with their completion of certain compliance training modules. Only our Board or the Nominating and ESG Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

SITE Centers Corp. ï 2025 Proxy Statement	49

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate Compliance Officer and the Chair of the Audit Committee. Reports of all material matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investor Relations” section.

Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and ESG Committee prior to its approval. The Nominating and ESG Committee will then determine whether the transaction requires its approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Nominating and ESG Committee pursuant to the policy.

Engagement of Marsh USA LLC for Insurance Brokerage Services

In connection with the annual renewal of the Company’s property insurance and general liability insurance coverages on January 1, 2024, the Company requested proposals from several insurance brokerage firms and held related meetings during 2023. Following these interviews, the Company selected Marsh USA LLC, an affiliate of Marsh & McLennan Cos. (“Marsh”), to serve as its broker for the placement of its property and liability coverages based on Marsh’s proposed strategy for the Company’s 2024 renewal and its reputation within the real estate industry. The brother-in-law of our former CFO, Mr. Fennerty, is an employee of Marsh. In connection with the placement of the Company’s property and liability insurance policies on January 1, 2024, the Company indirectly paid Marsh approximately $1,135,000 in brokerage commissions in January 2024. The Company has been advised that Marsh paid our former CFO’s brother-in-law a one-time bonus of approximately $179,625 in early 2024 in connection with the Company’s engagement of Marsh to broker the renewal of its insurance coverages for 2024.

50	SITE Centers Corp. ï 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2025, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

MORE THAN 5% OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(5)

Blackrock, Inc.	8,686,538	(1)	16.6

FMR LLC	7,676,237	(2)	14.6

The Vanguard Group, Inc.	7,296,037	(3)	13.9

State Street Corporation	2,743,657	(4)	5.2

(1)

According to a report on Schedule 13G filed with the SEC on November 7, 2024 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 8,686,538 common shares and has sole voting power over 8,445,661 common shares and sole dispositive power over 8,686,538 common shares. The address for this reporting person is 50 Hudson Yards, New York, New York 10001.

(2)

According to a report on Schedule 13G/A filed with the SEC on January 8, 2025 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 7,676,237 common shares and has sole voting power over 7,552,510 common shares. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(3)

According to a report on Schedule 13G/A filed with the SEC on January 31, 2025 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 7,296,037 common shares and has sole voting power over 0 common shares, shared voting power over 63,537 common shares, sole dispositive power over 7,179,772 common shares and shared dispositive power over 116,265 common shares. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

According to a report on Schedule 13G filed with the SEC on October 16, 2024 by State Street Corporation, State Street Corporation is the beneficial owner of 2,743,657 common shares and has sole voting power over 0 common shares, shared voting power over 2,260,229 common shares, sole dispositive power over 0 common shares and shared dispositive power over 2,743,657 common shares. The address for this reporting person is State Street Financial Center, One Congress Street, Suite 1, Boston MA 02114.

(5)	Percentages are calculated based on 52,430,425 of our common shares outstanding as of February 21, 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our Directors, executive officers, and owners of more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, Directors and owners of more than 10% of our common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2024, all officers, Directors, and greater than 10% beneficial owners filed the required reports on a timely basis other than Messrs. Lukes and Boston who each filed one late report on Form 4 on December 12, 2024, in each case to report one transaction relating to their de facto disposition of the Company’s 6.375% Class A Cumulative Redeemable Preferred Shares in November 2024 as a result of the Company’s redemption of those securities.

Shareholder Proposals for 2026 Annual Meeting of Shareholders

In order to be included in the Company’s proxy statement for the 2026 Annual Meeting, a shareholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 3, 2025, assuming the 2026 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the first anniversary of the 2025 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2026 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300

SITE Centers Corp. ï 2025 Proxy Statement	51

Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 3, 2025 and no later than December 3, 2025, assuming the 2026 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the first anniversary of the 2025 Annual Meeting.

In addition, the Company’s Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2026 Annual Meeting must be received no later than December 3, 2025. The notice must also provide certain information required by the Company’s Code of Regulations.

In addition to satisfying the requirements under the Company’s Code of Regulations, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act (including a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of the Company’s shares entitled to vote on the election of Directors in support of Director nominees other than the Company’s) no later than March 16, 2026. If the date of the 2026 Annual Meeting is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 Annual Meeting or the tenth calendar day following the day on which public announcement of the date of the 2026 Annual Meeting is first made by the Company. As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2026 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 13, 2026. Even if proper notice is received on or prior to February 13, 2026, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Exchange Act.

Householding

The SEC permits a single Notice of Internet Availability of Proxy Materials or single set of this Proxy Statement and the Annual Report to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. As a result, we will deliver only one Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report, as applicable, to multiple shareholders who reside at the same address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder residing at such an address desires at this time or in the future to receive a separate copy of the Notice of Internet Availability of Proxy Materials or this Proxy Statement and the Annual Report or if any such shareholder who currently receives a separate Notice of Internet Availability of Proxy Materials or Proxy Statement and Annual Report would like to receive only single copies in the future, the shareholder should provide such instructions to us by calling our Chief Financial Officer at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Corporate Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

52	SITE Centers Corp. ï 2025 Proxy Statement

9. Frequently Asked Questions

Why am I being provided with these proxy materials?

We have made our proxy materials available to you on the internet or, upon your request, delivered printed versions of these proxy materials to you by mail because our Board is soliciting your proxy to vote at our 2025 Annual Meeting. The proxy materials summarize information you need to know in order to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders who owned our common shares at the close of business on March 17, 2025, the Record Date for the Annual Meeting, are entitled to vote. On the Record Date, there were 52,444,903 common shares outstanding.

Why did I receive a notice in the mail regarding the availability of proxy materials instead of a paper copy of the proxy materials?

The rules of the SEC permit us to furnish proxy materials, including this Proxy Statement and our Annual Report, to our shareholders by providing access to such documents on the internet instead of mailing printed copies. Accordingly, on or about April 2, 2025, we are sending the Notice of Internet Availability of Proxy Materials to our shareholders of record as of the close of business on the Record Date. Shareholders receiving a Notice of Internet Availability of Proxy Materials by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability of Proxy Materials will instruct shareholders as to how they may access and review proxy materials on the internet. Shareholders who receive a Notice of Internet Availability of Proxy Materials by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card, should follow the instructions for requesting these materials included in the Notice of Internet Availability of Proxy Materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice of Internet Availability of Proxy Materials identifies and provides notice of the items to be voted on at the Annual Meeting, but shareholders cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. If you would like a paper proxy card, you should follow the instructions in the Notice of Internet Availability of Proxy Materials. The paper proxy card you receive will also provide instructions as to how to use the internet or telephone to authorize your proxy to vote your shares according to your voting instructions. Alternatively, you can mark the paper proxy card on how you would like your shares voted, sign the proxy card and return it in the envelope provided.

How do I attend and vote at the virtual Annual Meeting?

The Annual Meeting will be held in a virtual meeting format via live webcast. You will not be able to attend the Annual Meeting in person. The online meeting will begin promptly on Wednesday, May 14, 2025 at 9:00 a.m. Eastern Time.

Attending the Annual Meeting as a Shareholder of Record. If you were a holder of record (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare) of common shares of the Company at the close of business on the Record Date, you will be able to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. You can access the meeting by visiting www.meetnow.global/MZR2P4U and entering the control number on the Notice of Internet Availability of Proxy Materials or proxy card sent to you.

Registering to Attend the Annual Meeting as a Beneficial Owner. If you were a beneficial holder of common shares of the Company at the close of business on the Record Date (i.e. you held your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register in advance, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. The legal proxy must also include the number of

SITE Centers Corp. ï 2025 Proxy Statement	53

common shares you own in the Company. You must forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Friday, May 9, 2025. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetnow.global/MZR2P4U and enter your control number.

Attending the Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, you should access the meeting center at www.meetnow.global/MZR2P4U, click on the “Guest” tab and then enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Voting Shares. If you have a control number as discussed above, you will be able to vote your shares electronically during the Annual Meeting by clicking on the “Vote” tab on the meeting website.

Once you submit your proxy, there is no need to vote at the Annual Meeting unless you wish to change or revoke your vote. Whether or not you plan to participate in the live webcast of the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the question below titled “How do I vote by proxy?”.

Asking Questions; Rules of Conduct. If you are a shareholder of record or if you have registered with Computershare as a beneficial owner in accordance with the process described above, you may submit questions before or during the Annual Meeting by accessing the meeting website at www.meetnow.global/MZR2P4U, entering your control number and clicking on the “Q&A” tab. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with our rules of conduct for the Annual Meeting. Questions regarding matters that are not pertinent to the Annual Meeting will not be answered.

Technical Support. If you encounter technical difficulties accessing the virtual meeting platform or during the Annual Meeting, please contact Computershare Shareholder Services at 1-888-724-2416.

How many votes do I have?

Each common share of the Company outstanding on the Record Date is entitled to one vote on each item submitted to shareholders for their consideration. The Notice of Internet Availability of Proxy Materials sent to you indicates the number of shares that you owned on the Record Date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

How do I vote by proxy?

Shareholders of record may vote either by telephone, over the internet, by requesting, completing and returning a proxy card via mail, or by attending and voting at the Annual Meeting. If you properly and timely follow the telephone or internet voting instructions described below or properly request, complete and timely return your proxy card, your proxy (meaning one of the individuals authorized by you by telephone or internet or named in the proxy card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	“FOR” the election of Gary N. Boston, John M. Cattonar, Cynthia Foster Curry, David R. Lukes and Dawn M. Sweeney, as Directors;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record may vote by calling 1-800-652-8683 or over the internet by accessing the following website: www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the Notice of Internet Availability of Proxy Materials or proxy card sent to you. Those shareholders of record who choose to vote by telephone must do so prior to the commencement of the Annual Meeting.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the voting instruction card from the bank or brokerage firm. The

54	SITE Centers Corp. ï 2025 Proxy Statement

internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone through such a program must be received by 11:59 p.m., Eastern Time, on May 13, 2025.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 3, 2024, the deadline pursuant to the advance notice provision of the Company’s Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, submitting your proxy again by telephone or over the internet, mailing a signed proxy card bearing a later date, or by voting online at the Annual Meeting. The powers of the proxy holders will be suspended if you vote your shares at the Annual Meeting, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you hold your shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by forwarding a copy of the legal proxy, along with your email address, to Computershare in order to obtain a control number and then using that control number to access and vote at the Annual Meeting.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $17,000, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions, and individuals.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the Record Date will represent a quorum permitting the conduct of business at the meeting. Proxy cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

SITE Centers Corp. ï 2025 Proxy Statement	55

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Five Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that Director nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposals One or Two resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: April 2, 2025

56	SITE Centers Corp. ï 2025 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

A	Proposals – The Board of Directors recommend a vote FOR all nominees and FOR Proposals 2 and 3.

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Gary N. Boston	☐	☐	☐	02 - John M. Cattonar	☐	☐	☐	03 - Cynthia Foster Curry	☐	☐	☐
	04 - David R. Lukes	☐	☐	☐	05 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎		1 U P X 6 4 6 6 3 9

043TGD

The SITE Centers Corp. Proxy Statement, Annual Report to Shareholders and Notice of

Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to

be held on May 14, 2025 are available at: www.proxydocs.com/sitc.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - - - - - -  - - -  - - -  - - - - -

Proxy – SITE Centers Corp.

Annual Meeting of Shareholders – May 14, 2025

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Gerald R. Morgan, Aaron M. Kitlowski and Jeffrey A. Scott, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 14, 2025 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” PROPOSALS 2 AND 3.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card and, if applicable, section C below.